UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CITY HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2018

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of City Holding Company, which will be held in the Stackhouse Theater at Washington and Lee University (the "University"), located at 204 W. Washington Street, Lexington, Virginia 24450, on Wednesday, May 2, 2018 at 2:00 p.m. We are delighted to hold our Annual Meeting on the beautiful campus of the University, which was founded in 1749 and is the ninth oldest university in the US.  Originally named Augusta Academy, the University received a very large endowment from President George Washington in 1796. Following the Civil War, Robert E. Lee assumed the role of President of the University in 1865 and served until his death in 1870. His leadership during this turbulent time is credited with transforming the University into a modern academic institution.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders. We are pleased to include University students enrolled in a class on corporate governance to attend and participate in the shareholder’s meeting.

We hope that you will join us at this year’s Annual Meeting and look forward to personally greeting those of you who are able to attend. Following the meeting, at 4:00 p.m., representatives of the University will be available to provide tours of the charming and historic Lee Chapel and Museum to any interested shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) accessing the Internet at the website included on the proxy card, (2) calling the toll-free number shown on the proxy card, or (3) completing, signing and returning the enclosed proxy card as soon as possible in the postage-paid envelope provided.

City Holding Company thanks you for your consideration and your continued support.

C. Dallas Kayser
Chairman of the Board

Charles R. Hageboeck
President & CEO

CITY HOLDING COMPANY
25 Gatewater Road
Post Office Box 7520
Charleston, West Virginia 25356-0520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 2, 2018

Notice is hereby given that the Annual Meeting of Shareholders of City Holding Company will be held in the Stackhouse Theater at Washington and Lee University, located at 204 W. Washington Street, Lexington, Virginia 24450, on Wednesday, May 2, 2018 at 2:00 p.m. (local time) for the following purposes:

1.    Election of Directors. To elect four Class I directors to serve for a term of three years. The names of the nominees are set forth in the accompanying proxy statement.

2.    Ratify Independent Registered Public Accounting Firm. To ratify, on an advisory basis, the Audit Committee and the Board of Directors’ appointment of Ernst & Young LLP as the independent registered public accounting firm for City Holding Company for 2018.

3.    Advisory (Non-binding) Vote on Executive Compensation. To approve a non-binding advisory proposal on the compensation of the Named Executive Officers.

4.	Other Business. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 16, 2018 are the only shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

By Order of the Board of Directors,

Victoria A. Faw,
Secretary

April 2, 2018
IMPORTANT NOTICE

We urge you to sign and return the enclosed proxy or transmit your voting instructions by telephone or Internet as promptly as possible, regardless of your plans to attend the meeting. Please refer to the instructions on the proxy card for details about transmitting your voting instructions by telephone or Internet. If you attend the meeting, you may vote your shares in person, even if you have previously signed and returned your proxy or transmitted your voting instructions by telephone or Internet.

CITY HOLDING COMPANY
2017 PROXY STATEMENT

CITY HOLDING COMPANY
25 Gatewater Road
Charleston, West Virginia 25356-0520

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of City Holding Company (the “Company” or “City”) to be held on May 2, 2018.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not currently intend to solicit proxies other than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed on or about April 2, 2018 to shareholders of record at the close of business on March 16, 2018 (the “Record Date”).

Annual Report

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2017 is being furnished with this Proxy Statement to shareholders of record as of the Record Date. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2018

This Proxy Statement and the 2017 Annual Report and any amendments thereto that are required to be furnished to shareholders are available online at www.ViewMaterial.com/CHCO.

Householding

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

The Company has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and the Company because it eliminates unnecessary mailings delivered to your home and helps to reduce the Company’s expenses. “Householding” will not be used, however, if the Company has received contrary instructions from one or more of the shareholders sharing an address. We will continue to “household” indefinitely until you instruct us otherwise. You may notify the Company that you would like to receive separate copies of the Company’s annual report and proxy statement in the future, or that you would like to receive one copy for multiple shareholders sharing an address, by telephoning our transfer agent at 1-800-568-3476, or writing the transfer agent at: Computershare Trust Company N.A., P. O. Box 505005, Louisville, KY 40233-5005. If you would like to receive a separate copy of the Company’s 2018 Proxy Statement and 2017 Annual Report, please contact Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Charleston, WV 25313 or call 304-769-1100. Even if your household receives only one annual report and one proxy statement, the Company will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if a broker holds shares of the Company on your behalf, (that is, in “street name” (e.g., in a brokerage account or retirement plan account)) you may continue to receive duplicate mailings.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will be able to attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet, or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. (If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.) Shareholders who vote over the Internet may incur costs, such as Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 6:00 a.m., Eastern Time, on May 2, 2018. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

The proxy may be revoked at any time before the shares subject to it are voted by (i) notifying, in writing, Victoria A. Faw, Corporate Secretary, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, (ii) executing a proxy bearing a later date (including a proxy given over the Internet or by telephone), or (iii) voting in person at the Annual Meeting the shares represented by the proxy. (Your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting.) If your shares are held by a broker on your behalf (that is, in street name), you must contact your broker or nominee to revoke your proxy.

If you participate in City Holding Company’s 401(k) Plan & Trust and hold shares of Company common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the tabulation agent on behalf of the trustee (City National Bank) with respect to your plan shares. If you hold Company common stock outside of the plan, you will vote those shares separately. You are entitled to direct City National Bank how to vote your plan shares.

All shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy card;

2.	FOR the ratification, on an advisory basis, of the selection of the Company’s independent registered public accounting firm; and

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At this time, the Company is not aware of any other matters that may come before the Annual Meeting.

Outstanding Voting Shares

The Company’s only authorized voting equity security is its Common Stock.

Only shareholders of record at the close of business on March 16, 2018, the Record Date, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 15,630,648 shares of Common Stock (after deducting an aggregate of 3,430,900 shares held in treasury). Each share is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to a vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. A quorum must be present before any business, including the shareholder votes listed above, can be conducted.

With respect to proposals 1, 2 and 3, the election of directors, the ratification (on an advisory basis) of Ernst & Young LLP as the Company's independent registered public accounting firm and the approval (on an advisory basis) of the compensation of the named executive officers as discussed in these materials, the number of votes cast “for” must exceed the number of votes cast “against” the proposal. “Abstain” votes will not affect the outcome of the proposals.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote those shares on proposals 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and those shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Cumulative Voting Rights

Each shareholder has the right to cumulate his or her votes for the election of directors at the Annual Meeting if a shareholder gives notice to the Company in writing, directed to Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Charleston, WV 25313, not less than forty-eight hours before the time set for the Annual Meeting of his or her intent to vote cumulatively in the election of directors. If one shareholder properly gives this notice, all other shareholders are entitled to vote cumulatively in the election of directors without giving further notice. The proxy solicited hereunder authorizes the proxies to cumulate their votes at their discretion if cumulative voting is permitted at the Annual Meeting

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Named Executive Officers

Information included in this table is based upon the “beneficial ownership” rules issued under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days.

The table below presents certain information as of March 16, 2018 regarding beneficial ownership of shares of Common Stock by directors, named executive officers listed under “Executive Officers of City Holding Company” on page 17 and all directors and executive officers as a group.

BENEFICIAL OWNERSHIP
Name of Beneficial Owner	Sole Voting and Investment Power(1)	Common Shares Subject to a Right to Acquire (2)	Aggregate Percentage Owned	CHCO Shares Held as Collateral for Loans
	(#)	(#)	(%)	(#)

Directors
John R. Elliot (3)	167,462	-	1.07	-
Charles W. Fairchilds	8,547	-	*	-
William H. File III	24,636	-	*	-
Robert D. Fisher	30,702	-	*	-
Jay C. Goldman	25,271	-	*	-
Patrick C. Graney, III	3,236	-	*	-
Charles R. Hageboeck (4)	78,251	10,789	*	-
David W. Hambrick (5)	46,796	-	*	-
Tracy W. Hylton II	56,013	-	*	-
J. Thomas Jones (3)	4,168	-	*	-
C. Dallas Kayser	22,195	-	*	-
James L. Rossi (3)	16,991	-	*	-
Sharon H. Rowe (6)	11,259	-	*	9,625
Diane W. Strong-Treister (7)	-	-	*	-

Named Executive Officers
David L. Bumgarner	13,187	2,381	*	-
Craig G. Stilwell	27,868	5,216	*	-
John A. DeRito	22,843	4,094	*	-
Jeffrey D. Legge	14,439	1,963	*	-
Directors and Executive Officers as a group (18 persons)	573,864	24,443	3.83%	9,625
* Less than 1%.

(1)	Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; and (d) held in trust under the Company's 401(k) Plan & Trust.

(2)	Includes options to acquire shares of the Company's Common Stock that are exerciseable within 60 days.

(3)	Messrs. Elliot, Jones, and Rossi are nominees for re-election to the Board of Directors as Class I directors.
(4)    Mr. Hageboeck serves as President and CEO of the Company and is considered a Named Executive Officer.

(5)	Mr. Hambrick has reached the mandatory retirement age of 75 and will not stand for re-election. He will retire from the Company's Board of Directors effective as of the date of the Annual Meeting.

(6)
In December 2014, the Board of Directors approved and adopted a revised insider trading policy which, among other things, added a prohibition against the pledging by executive officers or directors of Company securities as collateral for loans or other financial obligations.  Ms. Rowe’s pledge of shares predates the adoption of the revised policy and the Board of Directors has approved an exception to the policy with respect to Ms. Rowe’s pledge.

(7)	Ms. Strong-Treister was appointed to the Board of Directors in January 2018 and is a nominee for election to the Board of Directors as a Class I director.

Principal Shareholders of the Company

The following table lists each shareholder of the Company who is the beneficial owner of more than 5% of the Company’s Common Stock, the only class of stock outstanding, as of March 16, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	2,001,922	12.80%
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	1,462,639	9.36%

(1)
Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 23, 2018, BlackRock beneficially owned 2,001,922 shares of common stock as of December 31, 2017, with sole voting power over 2,001,922 shares, shared voting power over no shares, sole dispositive power over 2,001,922 shares and shared dispositive power over no shares.

(2)
Based upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 9, 2018, Vanguard beneficially owned 1,462,639 shares of common stock as of December 31, 2017, with sole voting power over 17,134 shares, shared voting power over 3,563 shares, sole dispositive power over 1,443,342 shares and shared dispositive power over 19,297 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% or more shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2017, all filing requirements applicable to its executive officers and directors were met.

GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Governance and Nominating Committee of the Board of Directors (the “Governance Committee”) is comprised of five independent directors and operates under a written charter adopted by the Board of Directors. The Governance Committee is charged with the responsibilities of: (i) identifying individuals qualified to become Board members; (ii) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; and (iii) overseeing corporate governance matters for the Company.

Director candidates are nominated by the Governance Committee. The Governance Committee will consider director candidates recommended by shareholders (see “Shareholder Proposals and Nominations” on page 41), other members of the Board, officers and employees of the Company and other sources that the Governance Committee deems appropriate. The Governance Committee’s written charter directs the Governance Committee to evaluate the candidates based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering individual nominees, the Governance Committee takes into account the qualifications of other Board members to ensure that a broad variety of skill sets and experience beneficial to the Company and its business are represented on the Board of Directors. The Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation. Some of the criteria used by the Governance Committee to evaluate the candidates, including those selected for nomination at the 2018 Annual Meeting, include:

▪Personal and professional integrity
▪Prior business experience, including knowledge of the banking business
▪Education
▪Age
▪Skills that may be relevant to the Company’s business
▪Geographic distribution of the candidates
▪Prior board experience with the Company or other publicly traded companies
▪Involvement in community, business and civic affairs

In the context of nominating directors, the Company has no official policy regarding diversity. Nevertheless, the Board’s Governance Committee believes that its existing Board is, in fact, well diversified with regard to geographical representation, business backgrounds, civic involvement, and experience on bank boards or comparable organizations – all factors that the Governance Committee believes to be important to representing the interests of the Company’s shareholders.

The Governance Committee is also empowered to retain outside advisors to assist in the performance of its functions with the sole authority to agree to fees and other terms of engagement. The Governance Committee did not hire any outside advisors to assist them with respect to the selection of candidates for director nominations in 2017 and has not hired one for evaluation of the current slate of directors nominated in these materials.

The Governance Committee has nominated for election as Class I directors, all of whom currently serve as Class I directors of the Company, John R. Elliot, J. Thomas Jones and James L. Rossi, to serve three-year terms expiring at the 2021 Annual Meeting. In addition, the Governance Committee recommended, and the Board of Directors approved, Ms. Diane W. Strong-Treister to stand for election as a Class I nominee at the 2018 Annual Meeting to serve for a three-year term expiring at the 2021 Annual Meeting.

Respectfully submitted,

Jay C. Goldman, Chairman
John R. Elliot
William H. File III
Robert D. Fisher
Sharon H. Rowe
February 28, 2018

ELECTION OF DIRECTORS
(Proposal 1)

The Board of Directors of the Company currently consists of fourteen (14) members. David W. Hambrick, a Class I director, will not stand for election as he has reached the mandatory retirement age of 75 and will retire as a director effective as of the date of the 2018 Annual Meeting. Upon Mr. Hambrick's retirement and in accordance with the Company's Amended and Restated Bylaws, the Board of Directors intends to reduce its membership to thirteen (13) members.

In accordance with the Company’s Amended and Restated Bylaws, the Board of Directors is classified into three classes as nearly equal in number as the then total number of directors constituting the whole Board permits. Each class is elected to separate three-year terms with each term expiring in different years. At each annual meeting, the directors and nominees constituting one class are elected for a three-year term. The term of Class I directors expires at the 2018 Annual Meeting. There are four nominees for election as Class I directors to serve for terms of three years expiring at the Annual Meeting in 2021. Messrs. Elliot, Jones and Rossi currently serve as directors of the Company and will stand for re-election as Class I directors. Ms. Strong-Treister was appointed as a director by the Board of Directors in January 2018 and has been recommended and approved by the Board of Directors to stand for election as a Class I director. In accordance with the Company’s Amended and Restated Bylaws, she is required to stand for election by the shareholders at the annual meeting next following her appointment.

Each director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named on the accompanying proxy card intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors submitted by the Governance Committee and the names of the directors of the Company whose terms of office will continue after the Annual Meeting are listed below. Director ages are shown as of the Annual Meeting date, May 2, 2018.

The Board of Directors recommends that shareholders vote “FOR” all of the Class I nominees shown below.

CLASS I DIRECTORS (Nominees for a term to expire in 2021)

John R. Elliot, 72, has served as a director since 2007.  Mr. Elliot received Bachelor’s degrees from Kent State University (architecture) and West Virginia Institute of Technology (health care administration).  Mr. Elliot founded John Elliot Associates, Architects & Planners in 1972 and Continental Health Care Construction Company in 1980, both which specialized in the design and construction of nursing homes.  In 1982, Mr. Elliot founded AMFM, LLC, which today operates 18 skilled nursing facilities with 1,383 beds throughout West Virginia and employs nearly 1,700 people.  In addition, Mr. Elliot founded Lifetree Therapy Company in 2014 and Lifetree Pharmacy in 2015. The Governance Committee considers AMFM to be a company of similar size and complexity to City Holding Company.  As the owner and President of AMFM, the Board of Directors of City considers that Mr. Elliot’s business experience makes him a highly qualified addition to the Board. Mr. Elliot currently serves as Chairman of the West Virginia Symphony Orchestra, a member of the Board of the Clay Center for Arts and Sciences, and member of the Executive Committee of the Kent State University Foundation. He has also served on the boards of the United Way, the YMCA, Buckskin Council, Boy Scouts of America and the Sunrise Art Museum, and as a trustee of the AIA-WV Foundation for Architecture, giving him deep knowledge of the Charleston economy and its leaders.  Mr. Elliot was the President of the West Virginia Health Care Association and has served as the Regional Multi-facility Vice Chair and Secretary for the American Health Care Association, providing him a high level of industry experience in the health care industry. In 2010, Mr. Elliot was recognized as a recipient of the State Journal’s prestigious “Who’s Who in West Virginia Business” award and in 2012, the West Virginia Health Care Association selected him as their President's Choice Award winner.  In 2015, he was named the “Spirit of the Valley” award recipient by the YMCA of Kanawha Valley. Mr. Elliot owns, directly or indirectly, 167,462 shares of City Holding Company common stock.

J. Thomas Jones, 68, was appointed to the Board of Directors in July 2013. Mr. Jones was the Chief Executive Officer of West Virginia United Health System located in Fairmont, WV, from 2003 until January 2014. Following his retirement, he served as the Consultant to the CEO of West Virginia United Health System until 2015. During his tenure at United Health System, he oversaw its expansion from two hospitals—Ruby Memorial in Morgantown and United Hospital Center in Clarksburg—to include hospitals in Morgantown, Ranson and Parkersburg and become the largest health system in the state, employing over 10,000 people on six campuses. Mr. Jones was appointed to The Board of Governors of West Virginia University in 2014. He has also been active in the state’s business community, and was inducted in 2012 into the West Virginia Business Hall of Fame. He has been chair of the Board of Directors of the West Virginia Chamber of Commerce, and has served on the boards of the American Hospital Association, the West Virginia Higher Education Policy Commission and many other local, state, and national groups. In 2008, WV Executive magazine named Mr. Jones one of the 50 Most Influential Leaders in West Virginia. He was also recognized as an Outstanding Alumnae of the West Virginia University College of Business and Economics. The Governance Committee nominated Mr. Jones based upon his business experience running a large, complex organization as well as his extensive knowledge of the Morgantown and central WV markets. Mr. Jones owns, directly or indirectly, 4,168 shares of City Holding Company common stock.

James L. Rossi, 63, has served as a director since 2001. Mr. Rossi, a licensed CPA, received his Bachelor’s degree from West Virginia University. Mr. Rossi maintained his own public accounting firm, James Rossi, CPA from September 1978 to July 2008. From July 2008 until his retirement in May 2013, Mr. Rossi was the Chief Financial Officer of Valtronics, Inc. (which manufactures products for commercial and industrial clients). Mr. Rossi also serves on the Board of Directors of Fruth Pharmacy, which operates 25 retail pharmacies in WV, KY and OH and employs over 600 people. The Governance Committee considers Mr. Rossi’s accounting background, and status as an accounting expert, a key reason why he has been nominated to City’s Board of Directors. Additionally, Mr. Rossi joined the Board of Directors of The Peoples National Bank (formerly known as The Peoples Bank of Point Pleasant) in 1997, the Board of Directors of City National Bank in 1999 and the City Holding Company Board of Directors in 2001. The Governance Committee nominated Mr. Rossi based on his long experience on bank boards, his deep roots in Mason County, WV, and his knowledge regarding that local economy and its leaders. Mr. Rossi owns, directly or indirectly, 16,991 shares of City Holding Company common stock.

Diane W. Strong-Treister, 61, was appointed to the Board of Directors in January 2018. Ms. Strong-Treister attended Rio Grande College and West Virginia State College. She has worked with Manpower since January 1987 and became the President and owner in 1997. Ms. Strong-Treister is active in community affairs and serves on the Workforce Investment Board for the State of West Virginia, the Foundation Board of Mountwest Community & Technical College and the Buckskin Council of the Boy Scouts. In addition, she also serves on the Charleston Roundtable Committee of the Federal Reserve Bank of Richmond. Ms. Strong-Treister received her Women Business Enterprise National Council certification (WBENC) in 2016 and was recognized in 2014 as a recipient of the YWCA Women of Achievement. The Governance Committee of the Board nominated Ms. Strong-Treister based on her experience operating a successful business with eleven offices located throughout the states of West Virginia and Kentucky and employing over 3,000 people within the administrative, industrial and professional divisions.  Ms. Strong-Treister does not currently own any shares of City Holding Company common stock.

CLASS II DIRECTORS (Directors whose terms expire in 2019)

Charles W. Fairchilds, 70, was President of Allied Ready Mix Company in Waynesboro, VA from 1987 until his retirement in January 2009. In this role, he was responsible for all aspects of three operating divisions that specialized in construction materials and employed over 150 people. Prior to joining Allied Ready Mix Company, Mr. Fairchilds owned and operated his own machine shop business in Waynesboro, VA for over three years. He started his manufacturing career with Cummins Engine Company in 1973, holding various manufacturing positions within the company, including serving as Plant Manager of the Columbus Engine Plant, which had over a million square feet of space and housed 5,500 employees, until his departure in 1983. During his time in Waynesboro and Augusta County (Virginia), Mr. Fairchilds served his community in a variety of different roles including President of the Waynesboro YMCA and the Waynesboro/East Augusta Chamber of Commerce. He earned his MBA at the University of Virginia. Mr. Fairchilds previously served on the Board of Directors of Community Bank (“Community”), Staunton, VA, beginning in 1996 until its merger with City Holding Company in January 2013. Additionally, he served as Chairman of the Audit Committee of Community. He has served on City’s Board since January 2013. The Governance Committee believes that due to his education and professional experiences, Mr. Fairchilds brings strong leadership, management, finance and accounting skills to the Company’s Board. Mr. Fairchilds owns, directly or indirectly, 8,547 shares of City Holding Company common stock.

William H. File III, 70, has served as a director since 2001. Mr. File received a Bachelor’s degree (political science) from Lynchburg College, Virginia, and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law.  Mr. File is a member of the firm File Payne Scherer & File PLLC and is the City Solicitor for Beckley, West Virginia. Mr. File was first elected to the Bank of Raleigh Board of Directors in 1984.  He was a member of the Board of Horizon Bancorp, Inc. from 1993 until its merger with City Holding Company on December 31, 1998, and, subsequently, he has been a member of the City National Bank and City Holding Company Boards until the present date.  He is Chairman of the West Virginia Educational Broadcasting Authority that oversees public television and public radio in West Virginia, and is Past President and legal advisor to the Beckley Area Foundation, a $40 million community foundation serving the Raleigh County market. Mr. File has deep knowledge of the Raleigh County economy and local leaders.  The Governance Committee of the Board nominated Mr. File based upon his legal expertise, his knowledge of the Raleigh County market, and his long tenure on bank boards. Mr. File owns, directly or indirectly, 24,636 shares of City Holding Company common stock.

Tracy W. Hylton II, 69, has served as a director since 1993. Mr. Hylton is the President of Eller, Inc., a construction and reclamation company, and President of Lightning, Inc., a lease holding and coal sales company. Mr. Hylton has a number of business interests including those in coal, five auto dealerships, hotels in various states, retail and real estate. Through these business interests he has knowledge of, and contacts with, many other business people throughout the State of West Virginia. He is active in a number of civic organizations, including the Raleigh County YMCA.  Mr. Hylton joined the Board of the Bank of Raleigh in 1984, the Board of Horizon Bancorp, Inc. in 1993, and subsequent to the merger with City on December, 31, 1998, the City Holding Company Board.  Mr. Hylton has deep business contacts and knowledge of the West Virginia and Raleigh County marketplace.  The Governance Committee of the Board nominated Mr. Hylton based upon his varied business interests, knowledge, and contacts, his knowledge of the Raleigh County market, and his experience on bank boards. Mr. Hylton owns, directly or indirectly, 56,013 shares of City Holding Company common stock.

C. Dallas Kayser, 66, has served as a director since 1995. Since January 1, 2016, he has served as the non-executive Chairman of the Board of City Holding Company. Mr. Kayser received his Bachelor’s degree (economics) from Marshall University and his Doctor of Jurisprudence from the West Virginia University College of Law. He is the senior partner of Kayser Layne & Clark, PLLC and has been in the private practice of law since 1976. He is the Treasurer of Deerfield Development Company. He has served as the Chairman of the Board of Trustees of Pleasant Valley Hospital and currently serves on its executive committee. In addition, he has served as the Chairman of the Board of Trustees of the United Methodist Foundation of West Virginia, Inc. and served on its Executive, Compensation, Audit and Investment Committees. He is a charter member of the Mason County Community Foundation. He has been a guest speaker at bank director conferences in Chicago, IL and Nashville, TN. The Governance Committee nominated Mr. Kayser based upon his legal background, his broad business and community involvement, and his experience on bank boards. Mr. Kayser owns, directly or indirectly, 22,195 shares of City Holding Company common stock.

Sharon H. Rowe, 67, has served as a director since 2001. Ms. Rowe attended West Virginia University. In February 2013, Ms. Rowe formed a limited liability company, SHR Consulting, LLC, which provides public relations, marketing and events planning services. She retired as Vice President of Communications of The Greenbrier Resort and Club Management Company in 2005 after 27 years with the company and subsequently served as a senior consultant to two marketing communications firms until forming SHR Consulting, LLC. Ms. Rowe joined the Boards of Greenbrier Valley National Bank and Horizon Bancorp, Inc. in 1996, the Board of City National Bank of West Virginia in 1999 and, subsequently, in 2001, the City Holding Company Board of Directors. A recognized leader in West Virginia’s tourism industry, she is past chair and member of the Board of Directors of the West Virginia Hospitality and Travel Association. Ms. Rowe serves as a director on numerous boards in West Virginia including the Clay Center for the Arts and Sciences, the Leadership Council of the WVU Cancer Institute, the Greenbrier County Convention and Visitors Bureau and HospiceCare. She is a Director Emeritus of The Education Alliance. The Governance Committee of the Board nominated Ms. Rowe based upon her marketing and communications experience, prior bank board service and her statewide involvement. Ms. Rowe owns, directly or indirectly, 11,259 shares of City Holding Company common stock.

CLASS III DIRECTORS (Directors whose terms expire in 2020)

Robert D. Fisher, 65, has served as a director since 1994. Mr. Fisher received a Bachelor’s degree (finance) from West Virginia University and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law. He is the managing member of Adams, Fisher & Chappell, PLLC in Ripley, WV. Mr. Fisher is active and well known in the legal community in West Virginia, having served as President of The West Virginia Bar from 2006 to 2007. Mr. Fisher joined the Board of Bank of Ripley in 1987 and, subsequent to its merger with City Holding Company, the City Holding Company Board in 1994. He lives in Jackson County, WV and is very active in community affairs, providing him knowledge of the community and its leaders. He currently serves as Chairman of the Board of Jackson General Hospital. In 2017, Mr. Fisher was awarded the prestigious North Star Award from the Boy Scouts of America in recognition of his significant contributions to scouting. The Governance Committee of the Board nominated Mr. Fisher based upon his legal expertise, his community experience and his prior board service. Mr. Fisher owns, directly or indirectly, 30,702 shares of City Holding Company common stock.

Jay C. Goldman, 74, has served as a director since 1988. Mr. Goldman received Bachelor’s degrees (business administration and real estate) from Morris Harvey College and the University of Charleston, respectively, and a Doctor of Jurisprudence degree (law) from West Virginia University. Mr. Goldman is a licensed and State-certified real estate appraiser and licensed real estate broker, as well as a member of the WV State Bar. He serves on the Board of Directors of the West Virginia Chamber of Commerce and is a past trustee of the University of Charleston. Mr. Goldman is currently President of Goldman Associates, Inc., a real-estate firm based in Charleston, WV providing real-estate brokerage, appraisals, and consulting services. As a result, Mr. Goldman’s knowledge regarding real estate and construction throughout West Virginia is extensive and highly beneficial to City. Mr. Goldman’s knowledge of the economy and leaders throughout the State of WV is also exceptionally strong. Mr. Goldman served as a Municipal Judge for the City of Charleston and as Mayor of Charleston, WV from 1999 until 2003. He is, therefore, knowledgeable about political and municipal issues in West Virginia. Mr. Goldman joined the City National Bank Board of Directors in 1986 and the City Holding Company Board of Directors in 1988. As Chairman of City’s Governance Committee, Mr. Goldman has attended numerous Continuing Education conferences on relevant topics. The Governance Committee of the Board nominated Mr. Goldman based upon his expertise in real estate, which is an important industry for City’s commercial lending business, his knowledge of the WV economy and its leaders, his experience in governance matters, and his prior board experience. Mr. Goldman owns, directly or indirectly, 25,271 shares of City Holding Company common stock.

Patrick C. Graney, III, 64, has served as a director since 2015.  Mr. Graney received a Bachelor’s degree  from the College of Arts and Sciences at the University of Virginia and a Master’s degree in business administration also from the University of Virginia’s Darden School.  He is the Founder and President of PCG, Inc., a private investment company.  In addition, he is a well-known business leader in the state of

West Virginia principally focused on the distribution of petroleum products.  He was the owner of Petroleum Products, Inc., a fuel distributor, from December 1975 to December 2012, and One Stop Stores, a chain of convenience stores, from December 1981 to July 2015.  Mr. Graney is active in community affairs, and currently serves as a director of the West Virginia Chamber of Commerce, the West Virginia Coal Association, and the University of Charleston as well as Ramaco Resources, Inc. He also serves as Chairman of the West Virginia Chamber of Commerce and Secretary of the Board of the University of Charleston and is the immediate past President of the Executive Board of the Buckskin Council of the Boy Scouts.  He also served as a Class B Director representing West Virginia on the Board of the Federal Reserve Bank of Richmond from December 2008 to December 2013.  The Governance Committee of the Board nominated Mr. Graney based on his experience operating a successful business with staff located in many disparate locations and his credentials within the banking industry.  Mr. Graney owns, directly or indirectly, 3,236 shares of City Holding Company common stock.
Charles R. Hageboeck, 55, has served as a director since 2005. Mr. Hageboeck received a Ph.D. in Economics from Indiana University in 1991. He has spent most of his career in banking. He now serves as City’s Chief Executive Officer and President. Mr. Hageboeck was formerly with Indiana National Bank, NBD Bank, N.A., and Peoples Bank of Indianapolis. Mr. Hageboeck is a past Chairman of the West Virginia Banker’s Association and currently is the Chairman of Thomas Health Systems and serves on the Boards of the West Virginia Chamber of Commerce and the West Virginia Bankers Association. In 2012, Mr. Hageboeck was recognized as a recipient of the State Journal’s prestigious “Who’s Who in West Virginia Business” award. Mr. Hageboeck was elected to City’s Board upon becoming CEO in 2005, and is the only management director on the Board. The Governance Committee of the Board nominated Mr. Hageboeck by virtue of his role as City’s Chief Executive Officer and due to his strong experience as an officer at both smaller and larger banking institutions. Mr. Hageboeck owns, directly or indirectly, 78,251 shares of City Holding Company common stock.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted Codes of Business Conduct and Ethics and charters for the Governance and Nominating Committee, Compensation Committee and the Audit Committee that set forth certain corporate governance practices. These documents are available on the Company’s Internet website at http://www.bankatcity.com under the Corporate Governance link located at the bottom of the page.

Board Leadership Structure and Oversight of Risk

The Company’s CEO does not serve as the Chairman of the Board. During 2017, the Chairman of the Board was C. Dallas Kayser, who presides at all meetings of the Board and meetings of the independent directors.  The decision to separate the roles of CEO and Chairman reflects internal control considerations and allows the Chairman to maintain an independent role in the oversight of management. The Chairman of the Board also chairs the Executive Committee, which is comprised of the chairmen of the other standing committees and the Company's CEO. The Board’s involvement in risk management includes: monthly reports and presentations by the Company’s Chief Credit Officer on credit trends, past-due loans, non-accruing loans, and classified loans; monthly reports and presentations by the Company’s Executive Vice President (“EVP”) of Commercial Banking on lending activity within the prior month; monthly reports on liquidity and transactions within the Company’s investment portfolio; monthly reports on capital; quarterly reports on interest rate risk and enterprise risk management; oversight of the internal audit function, regulatory compliance and loan review by the Audit Committee; annual reports to the Board of Directors from the Company’s primary regulators; oversight of significant legal risks presented by the Company’s Senior Vice President & General Counsel; oversight of governance issues by the Governance Committee; and through other reports from management on additional areas of risk as they are identified or requested.

Independence of Directors

Nasdaq rules require that a majority of the directors of Nasdaq-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship, which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the Nasdaq rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). Nasdaq rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee and the compensation committee of a listed company.

Of the thirteen persons who served on our Board of Directors during 2017, we believe that Messrs. Elliot, Fairchilds, File, Fisher, Goldman, Graney, Hambrick, Hylton, Jones, Kayser, Rossi and Ms. Rowe are “independent” for purposes of Nasdaq rules. Ms. Strong-Treister, who was appointed to the Board in January 2018, is "independent" for purposes of Nasdaq rules. Mr. Hageboeck is not considered independent because he is an officer of City Holding Company. The Board has also determined that no member of the Audit or Compensation Committees has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the Nasdaq listing standards.

Meetings of Independent Directors

Independent members of the Board of Directors generally meet in executive sessions without management either immediately preceding or immediately following every regularly scheduled Board meeting. Other sessions may be called by the Chairman in his or her own discretion or at the request of the independent members of the Board. The independent directors met eleven times in 2017. Mr. Kayser, the independent Chairman, led both the regular meetings of the Company’s directors as well as the executive sessions of independent directors during 2017.

Shareholders and other interested persons may contact the Chairman of the Board or the independent members of the Board of Directors as a group through the method described in “Communications with the Board of Directors” below.

Attendance at Annual Meeting

Although there is no formal written policy, the Company expects all directors to attend the Annual Meeting of Shareholders each year and historically more than a majority have done so. All directors attended the Annual Meeting of Shareholders held on April 19, 2017.

Communications with the Board of Directors

The Board of Directors has unanimously approved a process for shareholders to send communications to the Board of Directors and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board, the independent directors or a specified individual member of the Board in writing by mail c/o City Holding Company, 25 Gatewater Road, P. O. Box 7520, Charleston, WV 25356-0520, Attention: Victoria A. Faw, Corporate Secretary. All communications will be forwarded to the Board of Directors, the specified committee of the Board or the specified individual director, as appropriate. The Company screens all mail for security purposes.

Availability of Codes of Business Conduct and Ethics and Committee Charters

In December 2009, the Company adopted a new Code of Business Conduct and Ethics which applies to all employees (including its chief executive officer and chief financial officer). Members of the Board of Directors are governed by a separate Code of Business Conduct and Ethics approved in January 2004. All members of the Board of Directors attest to their continued compliance with the Code of Business Conduct and Ethics annually. Both of the Codes of Business Conduct and Ethics and the charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on the Company’s Internet website at http://www.bankatcity.com under the Corporate Governance link located at the bottom of the page. The Company intends to disclose any changes in or waivers from its Codes of Business Conduct and Ethics by posting such information on its website or by filing a Form 8-K.

Committees of the Board of Directors and Meeting Attendance

The full Board of Directors met thirteen times during the fiscal year ended December 31, 2017. All of the members of the Board of Directors of the Company attended at least 75% of both the aggregate meetings of the Board of Directors and all committees on which such director served during 2017.

Membership on Certain Board Committees

The Board of Directors of City Holding Company has established an Audit Committee, Executive Committee, Nominating and Governance Committee, Compensation Committee, and Trust Committee. The following table sets forth the membership of such committees and the independence of each director as of the date of this proxy statement.

Director	Executive Committee	Audit Committee	Nominating and Governance Committee	Compensation Committee	Trust Committee	Independent*

John R. Elliot	X		X	Chairman		X
Charles W. Fairchilds		X				X
William H. File III			X	X	X	X
Robert D. Fisher		X	X			X
Jay C. Goldman	X		Chairman			X
Patrick C. Graney, III				X		X
Charles R. Hageboeck	X
David W. Hambrick		X				X
Tracy W. Hylton II		X			X	X
J. Thomas Jones				X		X
C. Dallas Kayser	Chairman					X
James L. Rossi	X	Chairman				X
Sharon H. Rowe (1)		X	X			X
Diane W. Strong-Treister (2)						X

Number of Meetings Held in 2017	0	6	2	5	3	11

*	Director meets the independence requirements as defined in the listing standards of Nasdaq and SEC regulations.

(1)	Ms. Rowe was appointed to serve on the Nominating and Governance Committee in December 2017.

(2)	Ms. Strong-Treister was appointed to the Board of Directors in January 2018. She does not serve on any committees of the Board.

Executive Committee

For the fiscal year ended December 31, 2017, the Executive Committee consisted of Messrs. Elliot, Goldman, Hageboeck, Kayser (Chairman) and Rossi. Subject to limitations imposed by the West Virginia Business Corporation Act, the Executive Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon, but generally as a matter of practice reserves its function for special or emergency purposes. The Executive Committee did not meet during the fiscal year ended December 31, 2017.

Compensation Committee

During 2017, the Compensation Committee was comprised of Messrs. Elliot (Chairman), File, Graney and Jones. The Board of Directors has determined that each of the current members of the Compensation Committee is “independent” within the meaning of the general independence standards of the listing standards of Nasdaq. For a description of the function of the Compensation Committee, see “Board Compensation Committee Report on Executive Compensation” beginning on page 29. The Compensation Committee met five times during the fiscal year ended December 31, 2017.

Audit Committee

In 2017, the Audit Committee included Messrs. Rossi (Chairman), Fairchilds, Fisher, Hambrick, Hylton and Ms. Rowe, none of whom is employed by the Company. The Board of Directors has determined that each of the current members of the Audit Committee is “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act and rules thereunder, and as incorporated into Nasdaq listing standards. The Board of Directors has also determined that James L. Rossi, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and is “independent” within the meaning of the enhanced independence standards for audit committee members in the Nasdaq listing standards. The Audit Committee held six meetings during fiscal year 2017. The Audit Committee selects the Company’s independent registered public accounting firm (subject to advisory shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by the Company’s internal auditors, and considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure.

Governance and Nominating Committee

During 2017, the Governance and Nominating Committee (“Governance Committee”) consisted of Messrs. Goldman (Chairman), Elliot, File , Fisher and Ms. Rowe. The Board of Directors has determined that each of the current members of the Governance Committee is “independent” within the meaning of the general independence standards of the listing standards of Nasdaq. For a description of the function of the Governance Committee, see the “Governance and Nominating Committee Report” on page 6. The Governance Committee met two times during fiscal year 2017.

Director Candidate Recommendations and Nominations by Shareholders. The Governance Committee Charter provides that the Governance Committee will consider director candidate recommendations by shareholders. Any shareholder entitled to vote for the election of directors may (1) recommend candidates for election to the Board of Directors or (2) nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the Company’s Amended and Restated Bylaws, which are summarized in “Shareholder Proposals and Nominations” beginning on page 41.

Governance and Nominating Committee Process for Identifying and Evaluating Director Candidates. For a description of the Governance Committee’s process for identifying and evaluating candidates for election to the Board of Directors, see the “Governance and Nominating Committee Report” on page 6. The Governance Committee did not receive any recommendations from any shareholders in connection with the 2018 Annual Meeting.

Trust Committee

During 2017, Board representatives on the Trust Committee consisted of Messrs. File and Hylton. The Trust Committee met three times during fiscal year 2017. The Trust Committee exercises general oversight of the trust activities of the Company’s lead subsidiary, City National Bank.

Compensation of Directors

For 2017, non-employee directors of the Company received an annual retainer of $20,000 plus $1,000 for each Board meeting and $750 for each committee meeting attended. In addition, Messrs. Elliot, Goldman, Kayser and Rossi received committee chair and Chairman fees of $5,000, $5,000, $25,000 and $10,000, respectively. Expenses associated with attending meetings, such as travel costs and meals, are considered integrally and directly related to the performance of their duties as directors, are not considered to be personal benefits or perquisites and are not separately disclosed.

On January 25, 2017, the Board awarded $30,000 of Company Common Stock, par value $2.50, to each non-employee director of the Company as of the date of grant and pro-rated based upon their service during the prior year. The market price of Company Common Stock on the date of grant, January 25, 2017, was $67.00 per share.

Bank of Raleigh Directors Deferred Compensation Plan

Between 1987 and 1998, ten directors of the former Bank of Raleigh deferred all or part of their director fees in exchange for compensation that was deferred until their 70th birthdays. The Bank of Raleigh was part of Horizon Bancorp, Inc., which merged with the Company on December 31, 1998. The shareholders of both corporations ratified that merger and the benefits due under the Bank of Raleigh Directors Deferred Compensation Plan when they approved the merger in 1998. Directors File and Hylton were directors of the former Bank of Raleigh, and are covered by the plan. Under the terms of the plan, directors were given the opportunity to defer all or a portion of their directors’ fees for their service to the Bank of Raleigh beginning in 1987 through 1998. As a result of such deferrals, these directors (or their survivors) are entitled to payments for a period of 15 years upon reaching retirement age, as defined by the plan, or death. The methodology for calculating future benefits for these directors was established at the time that the deferrals were made, and is unaffected by their current service on the Board of the Company. The Company accrued the present value of these obligations on its Consolidated Balance Sheet. Their deferred benefits under the plan are as follows:

	Monthly Pension Benefit	Pension Start Date	Present Value of Benefit @ 12/31/17	Expense Recognized In 2017 In Regard to Benefits

William H. File III	$6,631	7/1/2017	$773,263	$42,739
Tracy W. Hylton II	$4,790	9/1/2018	$550,870	$32,002

2017 DIRECTOR COMPENSATION

2017 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)

John R. Elliot	42,250	29,949	-	72,199
Charles W. Fairchilds	37,500	29,949	-	67,449
William H. File III	40,500	29,949	42,739	113,188
Robert D. Fisher	39,000	29,949	-	68,949
Jay C. Goldman	39,500	29,949	-	69,449
Patrick C. Graney, III	36,750	29,949	-	66,699
Charles R. Hageboeck (1)	-	-	-	-
David W. Hambrick	37,500	29,949	-	67,449
Tracy W. Hylton II	37,250	29,949	32,002	99,201
J. Thomas Jones	36,000	29,949	-	65,949
C. Dallas Kayser	58,000	29,949	-	87,949
James L. Rossi	46,500	29,949	-	76,449
Sharon H. Rowe	37,500	29,949	-	67,449

(1)Mr. Hageboeck, President and CEO of the Company, does not receive fees for director or committee service or for meeting attendance.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of six independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent registered public accounting firm, subject to advisory shareholder ratification. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and for performing an audit of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm.

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 1301 as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young regarding that firm’s communication with the Audit Committee concerning independence as required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young that firm’s independence from the Company. The Audit Committee has also considered whether the provision of non-audit related services by Ernst & Young is compatible with maintaining Ernst & Young’s independence and determined that Ernst & Young’s independence has not been impaired.

Based upon the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

Respectfully submitted,

James L. Rossi, Chairman
Charles W. Fairchilds
Robert D. Fisher
David W. Hambrick
Tracy W. Hylton II
Sharon H. Rowe

February 27, 2018

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

Our Board has ratified the decision of the Audit Committee to engage Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Although we are not required to do so, it has been our practice to seek shareholder ratification of this appointment as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

If the shareholders fail to ratify the selection, the Board may reconsider whether or not to retain Ernst & Young and reserves the discretion to retain Ernst & Young as our independent registered public accounting firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interests of the Company and its shareholders.

The Audit Committee and the Board of Directors unanimously recommend the shareholders vote “FOR” such ratification on an advisory basis.

Principal Accounting Fees and Services

During the fiscal years ended December 31, 2017 and 2016, the Company engaged Ernst & Young as its independent registered public accounting firm principally to perform the annual audit of its consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, and to render other allowable services. The following table lists fees paid to Ernst & Young for services rendered in fiscal years 2017 and 2016:

	2017	2016
Audit Fees (1)	$561,732	$633,400
Audit-Related Fees	—	—
Tax Fees (2)	97,342	103,639
All Other Fees	—	—
Total Fees	$659,074	$737,039

(1)
Audit Fees include fees associated with the annual audit of the Company’s consolidated financial statements, included in its Annual Report on Form 10–K filed with the SEC, the audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q filed with the SEC, the issuance of consents in filings with the SEC, and the performance of procedures relating to the comfort letter.

(2)	Tax Fees primarily include fees related to preparation, review and filing of tax returns as well as tax advisory services.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to the Company by the independent registered public accounting firm, provided, however, that the Audit Committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company. All of the services described above which Ernst & Young provided and for which they billed the Company, were pre-approved by the Company’s Audit Committee. For the fiscal year ended December 31, 2017, the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services provided to the Company by Ernst & Young.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors constituting the Compensation Committee in 2017 were Messrs. Elliot (Chairman), File, Graney and Jones. None of the individuals who served as a member of the Compensation Committee during calendar year 2017 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

The following table sets forth the name of each “named executive officer,” as that term is defined by the SEC rules, and the principal positions and offices held with the Company as of December 31, 2017. Each of these officers has served as an executive officer of the Company for at least five years. Officers’ ages are shown as of the date of the Annual Meeting, May 2, 2018.

Name	Age	Business Experience
Charles R. Hageboeck	55	President and Chief Executive Officer, City Holding Company and City National Bank since February 2005.
Craig G. Stilwell	62	Executive Vice President of Retail Banking, City Holding Company and City National Bank since February 2005.
John A. DeRito	68	Executive Vice President of Commercial Banking, City Holding Company and City National Bank since June 2004.
David L. Bumgarner	53	Senior Vice President and Chief Financial Officer, City Holding Company and City National Bank since February 2005.
Jeffrey D. Legge	54	Senior Vice President, Chief Administrative Officer and Chief Information Officer, City Holding Company and City National Bank since December 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to the President and Chief Executive Officer, Chief Financial Officer, EVP of Retail Banking, EVP of Commercial Banking and the Chief Administrative Officer/Chief Information Officer, who are collectively referred to as the “named executive officers” or “executives.”

This discussion should be read together with the compensation tables for our named executive officers, which can be found following this discussion.

Executive Summary

Financial and Strategic Highlights

City Holding Company completed another successful year in 2017 in regards to financial performance despite the negative impact of a charge of $7.1 million, or $0.46 per diluted share, to revalue the Company’s net deferred tax assets as a result of the Tax Cuts and Jobs Act (“TCJA”), which was enacted on December 22, 2017. Financial highlights include:

•	Net income of $54.3 million

•	Return on Average Assets (“ROAA”) of 1.33% (1.50% excluding the impact of revaluing the Company's net deferred tax assets)

•	Return on Average Tangible Common Equity (“ROATCE”) of 13.1% (14.8% excluding the impact of revaluing the Company's net deferred tax assets)

•	Efficiency ratio of 51.5%

•	Net interest margin of 3.46%

•	Loan balances increased $82 million

Key Compensation Outcomes

Compensation outcomes for 2017 reflected the Company’s strong performance. which exceeded peer averages during the year, and subsequently included cash and equity awards that were generally above targeted performance levels as determined under the Company’s executive incentive plans.

•	Salaries: Salaries were set in 2017 based in part upon recommendations from an independent outside compensation consultant, McLagan Partners, Inc. (“McLagan”), an Aon Hewitt company.

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Cash Incentives: The Company performed above targeted performance levels in 2017 and achieved its performance triggers relating to capital and asset quality. The Company’s target ROATCE was 12% and its actual performance ROATCE was 14.8% (excluding the impact of revaluing the Company's net deferred tax assets). By comparison, the regional peer group’s ROATCE in 2017 was 11.7%. As a result, executives received cash incentives above the targeted payout levels. Awards to executives were 135-143% of targeted payout levels.

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Long-Term Incentives: The Company granted restricted stock and stock options in early 2017 based on Company and executive performance in 2016. Awards values were determined based on both formalized performance goals and the Board’s subjective assessment of Company and individual performance. Based on these factors, executives received equity awards equal to 120-182% of targeted payout levels.

Say-on-Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding advisory shareholder vote to approve the compensation of its executives. In 2017, the Company’s shareholders voted to hold this advisory “say-on-pay” vote every year. The shareholders will again vote on the frequency of say-on-pay votes at the 2023 Annual Meeting.

At the 2017 annual shareholders meeting, shareholders overwhelmingly approved the compensation of the executives, with 98.4% of shareholder votes cast in favor of the advisory say-on-pay proposal. The Company considered the number of votes cast in favor of the 2017 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. As a result, the Compensation Committee retained its overall approach to executive compensation and did not make significant changes to the executive compensation program. The Company will continue to monitor the level of support for each say-on-pay proposal in the future, including the results of Proposal 3 of the 2018 Annual Meeting described herein, and will consider this alongside other factors as it makes future executive compensation decisions.

Executive Compensation Philosophy

The Compensation Committee believes that its principal responsibility is to ensure that the Company’s compensation practices allow it to keep qualified management and to focus management on achieving business and financial objectives intended to increase shareholder returns and drive sustained value creation without promoting excessive risk taking.

The Compensation Committee believes that overall compensation should reflect compensation levels of comparable executives at peer institutions while also taking into account individual responsibilities and contributions to the Company’s overall performance as measured by profitability, the market price of the Company’s stock, and progress made toward achieving long-term strategic objectives.

In line with its pay-for-performance philosophy, the Compensation Committee believes that executives whose companies have performed well should be better compensated than executives whose companies have performed poorly. As such, the Company has generally targeted base salaries near the peer group median, provided strong cash incentive opportunities when the Company performs well, and granted stock compensation that rewards management for long-term success. The Company has not emphasized tenure-based compensation such as defined benefit pension plans and SERPs. The Company’s Board considers such forms of compensation to be misaligned with shareholder interests because it believes these forms of compensation generally reward tenure instead of performance. In short, the executives are accountable for the performance of the Company and the Board has designed the compensation program to reflect this.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for executive officers and directors of the Company. The Compensation Committee completed the following actions relative to 2017 executive compensation:

•	Reviewed and approved stock ownership requirements of named executive officers and directors, first effective in 2012

•	Hired an independent compensation consultant to assist in a review of executive compensation, and with their assistance:

◦	Reviewed and approved the compensation peer group

◦	Reviewed base salaries for the named executive officers

◦	Reviewed and re-approved the Company’s compensation philosophy

◦	Reviewed and approved the 2017 cash incentive plan

◦	Reviewed and approved equity awards to named executive officers

◦	Reviewed and approved cash incentive payments for named executive officers

◦	Reviewed and re-approved the Compensation Committee Charter

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee engaged an independent outside compensation consultant, McLagan, in 2017, to provide independent executive compensation advice and market compensation information. During 2017, McLagan assisted the Compensation Committee with the following initiatives:

•	Reviewed and updated a peer group of institutions for compensation benchmarking

•	Compiled information relating to executive compensation from peer banks

•	Advised the Compensation Committee on changes in industry compensation practices and provided insight on emerging regulations

•	Provided recommendations to the Compensation Committee regarding salaries and the appropriate level of cash incentives and equity awards

•	Assisted in the redesign of the Company’s annual stock incentive for 2018

•	Compiled information relating to board of director compensation from peer banks

The Compensation Committee evaluated McLagan’s analysis and recommendations alongside other factors when making compensation decisions affecting the Company’s 2017 executive compensation program and when submitting its own recommendations to the Board on these matters.

Pursuant to the terms of its retention, McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan. McLagan did not provide any services outside those related to executive compensation and the Compensation Committee approved all projects completed by McLagan.

In February 2018, the Compensation Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act and under the applicable Nasdaq listing rules. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) additional services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any Company stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Role of Management

The CEO assists the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO participates in Compensation Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO provides his insights and suggestions regarding compensation, but only Compensation Committee members, in executive session without the CEO or any other members of management present, vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2017, the CEO made recommendations to the Compensation Committee regarding base salaries, incentive goals, and equity awards for executives other than himself. The Compensation Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for approval. The Compensation Committee discussed the CEO’s recommendations with him, but made final deliberations in executive session, without the CEO or any other members of management present.

Balancing Profitability and Risk

The Compensation Committee is responsible for establishing incentive plans for executive officers that achieve an appropriate balance between Company results and risk. The Compensation Committee recognizes that the business of banking inherently requires that the Company take on certain risks—in its lending activities, its depository activities, its investing activities, as well as many other facets of the traditional banking business. For instance, every loan made represents the extension of “risk” in exchange for a return in the form of interest paid by the customer to the bank. However, the Company recognizes that if incentive compensation is tied disproportionately to short-term performance metrics, or if proper controls and balances are not in place, there is some possibility that executives might be induced to take on excessive risk in pursuit of short-term gains, which would result in an undesirable risk-return balance.

To help ensure that incentive plans appropriately balance profitability and risk, the Compensation Committee has undertaken a comprehensive review of the Company’s various incentive plans in accordance with the final joint guidance issued by banking regulators regarding compensation risk. In support of its risk management goal, the Compensation Committee noted that the Company has established a compensation philosophy that balances short-term incentives paid for achieving strong short-term results with long-term stock incentives whose value would be negatively impacted by loan losses in the long-run. In addition, the executive incentive plans incorporate asset quality and capital triggers to help ensure that executives appropriately balance return and risk. The triggers also help ensure that incentives are appropriate and justifiable in the context of the Company’s overall financial condition. If asset quality or capital levels deteriorate below thresholds prescribed by the Board, incentives would be reduced or eliminated.

Upon due consideration of these items, the Compensation Committee believes that the Company’s incentive plans are designed in such a way as to encourage executives to take only prudent levels of risk in the pursuit of strong performance on behalf of shareholders. Furthermore, it believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on its business or operations.

Competitive Benchmarking and Peer Groups

The Compensation Committee believes that it is important to periodically review compensation in the context of the Company’s performance and the compensation offered by its peers in the market, which it considers to include companies of similar size, markets, and products. For fiscal year 2017, the Company reviewed its performance compared to two peer groups, as well as compensation of executives at peer banks.

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National Peer Group – The National Peer Group includes publicly traded banks with total assets between $2 and $5 billion (100 banks as of December 31, 2017). This group was used for performance comparisons and was not used to conduct a formal market analysis of compensation.

•	Regional Peer Group – The Regional Peer Group is reviewed on an annual basis. For 2017, the peer group is comprised of 23 publicly-traded banks, and was based on the following criteria:

◦	Asset size in the range of $2 billion - $9.5 billion

◦	ROAA & ROATCE > 0%

◦	At least 15% of revenues from non-interest income

◦	Commercial loans < 85% of total loans

◦	More than 35 branches

◦	Headquartered in Delaware, Illinois, Indiana, Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, and New York (excluding New York City)

▪	excludes companies in top 5 metro areas (MSA’s)

▪	excludes thrifts

▪	excludes thinly traded companies

The banks included in the “Regional Peer Group” (including their home state and stock ticker symbol) are:

1st Source Corporation (IN, SRCE)	Arrow Financial Corporation (NY, AROW)
Community Trust Bancorp Inc. (KY, CTBI)	FB Financial Corporation (TN, FBK)
Financial Institutions, Inc. (NY, FISI)	First Bancorp (NC, FBNC)
First Busey Corporation (IL, BUSE)	First Commonwealth Financial Corporation (PA, FCF)
First Community Bancshares, Inc. (VA, FCBC)	First Financial Corporation (IN, THFF)
First Merchants Corporation (IN, FRME)	First Mid-Illinois Bancshares, Inc. (IL, FMBH)
Great American Bancorp, Inc. (IN, GABC)	Park National Corporation (OH, PRK)
Peoples Bancorp, Inc. (OH, PEBO)	Republic Bancorp, Inc. (KY, RBCAA)
S&T Bancorp, Inc. (PA, STBA)	Sandy Spring Bancorp, Inc. (MD, SASR)
StockYards Bancorp, Inc (KY, SYBT)	Tompkins Financial Corp (NY, TMP)
United Community Financial Corp. (OH, UCFC)	Univest Corp. of Pennsylvania (PA, UVSP)
WSFS Financial Corporation (DE, WSFS)

Performance Comparison to Market

Based upon two measures of profitability (ROAA and ROATCE), the Company was clearly a top performer in 2017 compared to both the National and Regional Peer Groups. The Company’s performance ranked above the median and was in the top quarter of both peer groups on both performance metrics, as shown in the table below. None of the Company’s performance metrics have been adjusted for acquisition-related expenses. Due to the enactment of the TCJA in 2017, many companies, including City, revalued their deferred tax assets and liabilities during the year ended December 31, 2017. As a result of these adjustments, which were different from bank to bank, we have added Pre-Tax ROAA and Pre-Tax ROATCE to the profitability performance metrics below. On these adjusted metrics within the Regional Peer Group, the Company was the best performer.

Performance Measures – 2017	CHCO	National Peer Group (Median)	CHCO to National Peer Group (Percentile Rank)	Regional Peer Group (Median)	CHCO to Regional Peer Group (Percentile Rank)
Size
Total Assets	$4.1B	$3.1B	79%	$4.6B	42%
Net Income	$54.3M	$23.9M	97%	$48.7M	71%
Number of Branches	86	33	95%	65	83%
Profitability
ROAA	1.33%	0.89%	94%	1.01%	92%
Pre-Tax ROAA	2.22%	1.47%	95%	1.63%	100%
ROATCE	13.1%	9.7%	80%	11.7%	75%
Pre-Tax ROTCE	21.8%	16.3%	89%	17.9%	100%

Discussion of Executive Compensation Components

The following table outlines the major elements of 2017 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long-Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities.	Fixed	Short-Term
Cash Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value
Quantitatively ties the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence.
Most executives share a common profitability goal, while a portion of the incentive plan for the EVP of Commercial Banking is tied to commercial loan growth.
Incentives for all executives are conditioned on additional performance triggers that help ensure the Company remains positioned to perform over the long-term.
			Performance Based	Short-Term
Long-Term Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting
Grant values are based partially on the achievement of predefined Company performance objectives and partially on the Board’s subjective evaluation of performance.
Resulting awards are designed to maintain a link to the long-term interests of shareholders and emphasize long-term demonstrated financial performance through a tie to the Company’s stock price and dividend payments over time.
			Performance Based	Long-Term
Other Compensation	Dividends on restricted stock and health and welfare benefits on the same basis as other employees	Dividends on restricted stock further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

The Compensation Committee reviews executive salaries of its peers, but always bases determinations on the qualifications, experience and performance of the individual executives and value of the positions to the organization.

In 2017, the Compensation Committee reviewed the performance of individual executives within the scope of their own responsibilities in the Company. The CEO’s performance was evaluated based upon the performance of the Company as a whole. The Compensation Committee also reviewed the results of the market compensation study performed by McLagan and noted that the salaries for the executives were generally below the median of its peers.

After reviewing peer salary levels, recommendations from McLagan, and noting the performance of the Company and individual executives, the Compensation Committee recommended, and the Board approved, salaries as described below:

Name	Title	2015 Salary	2016 Salary	2017 Salary
Charles R. Hageboeck	President & CEO	$525,000	$575,000	$589,375
David L. Bumgarner	Chief Financial Officer	213,000	227,500	243,425
Craig G. Stilwell	EVP Retail Banking	350,000	367,000	376,175
John A. DeRito	EVP Commercial Banking	258,000	270,000	276,750
Jeffrey D. Legge	SVP Operations/CIO	195,000	210,000	225,000

Cash Incentives

The Company’s cash incentive plan is designed to motivate executives to achieve the Company’s annual performance objectives by tying a portion of compensation directly to factors that will create both short-term and long-term value to the Company’s shareholders.

The Board has determined that Return on Average Tangible Common Equity (“ROATCE”) represented the best measure of the Company’s success on behalf of its shareholders and determined to use ROATCE as the primary performance goal in the cash incentive plan for most executives and departmental performance goal for the EVP of Commercial Banking. Cash incentive payments are subject to capital and asset quality triggers to discourage excessive risk-taking and ensure the plan balances profitability with the Company’s safety and soundness as a financial institution.

The tables below show the 2017 performance goals and results, weighting within the cash incentive plan, total cash incentive award opportunities, and payouts under the plan for 2017.

Name	Title	Goal Weighting
Charles R. Hageboeck	President & CEO	100% ROATCE
David L. Bumgarner	Chief Financial Officer	100% ROATCE
Craig G. Stilwell	EVP Retail Banking	100% ROATCE
John A. DeRito	EVP Commercial Banking	50% ROATCE 50% Commercial Loan Growth
Jeffrey D. Legge	SVP Operations/CIO	100% ROATCE

	2017 Performance Goals			Actual 2017 Result (1)
	Threshold	Target	Maximum
ROATCE	8%	12%	16%	14.8%

(1)    Excludes the impact of revaluing the net deferred tax assets. For additional information please see the table below.

The 2017 commercial loan growth target applicable to Mr. DeRito was 2.75%. During 2017, average loans outstanding grew 10.0%, and year-over-year loan growth was 5.0%.

The table below shows the 2017 ROATCE performance result as calculated for purposes of the incentive plan. The final ROATCE result excludes the expense of $7.1 million associated with revaluing the Company’s net deferred tax assets as a result of the TCJA, which was enacted on December 22, 2017.

2017 ROATCE – Reconciliation (in thousands)
Reported Income Before Income Taxes	$90,745
Income Tax Expense to Revalue Net Deferred Tax Assets	7,069
Adjusted Reported Income Before Income Taxes	97,814
Income Taxes	29,366
Adjusted Net Income	$61,379
Average Equity	$492,668
Average Intangible Assets	78,881
Average Tangible Equity	$413,787
Return on Average Tangible Common Equity	14.8%

The executives’ receipt of long-term incentive awards is also conditioned on the same capital and asset quality triggers utilized in the cash incentive plan. Executives are not eligible to receive awards in any given year if these performance triggers are not met.

The Board reviewed each executive’s performance and the Company’s performance and approved discretionary awards with values that equaled the formula-based portion of the grant. The table below shows the resulting total 2017 award values along with the long-term incentive opportunity levels established for the year. Award values are expressed as a percentage of 2017 base salaries given that the awards were granted in early 2018 based on 2017 salaries and performance.

	Cash Incentive Award Opportunity as % of Salary			Actual 2017 Award
Name	Threshold	Target	Maximum	(% of salary)	($)
Charles R. Hageboeck	0%	50%	75%	68%	398,933
David L. Bumgarner	0%	25%	37.5%	34%	82,384
Craig G. Stilwell	0%	40%	60%	54%	203,699
John A. DeRito	0%	40%	60%	57%	157,955
Jeffrey D. Legge	0%	25%	37.5%	34%	76,148

Long-Term Incentives

The Company believes in structuring its compensation plans to reflect an appropriate balance between short-term incentive compensation that rewards management for maintaining strong current financial performance and long-term compensation that rewards management for increases in the long-term underlying value of the Company. The Company also recognizes the importance of maintaining a stable and qualified executive management team to the long-term success of the institution. To support these objectives, the Company provides the executives with the opportunity to receive equity-based awards in the form of both stock options and restricted stock. The table below outlines the characteristics of the Company’s long-term incentives which are granted under the City Holding Company 2013 Incentive Plan.

Stock Options
Options derive their value through price-appreciation only and therefore, motivate executives to increase stock price. The Company does not grant options as heavily as restricted stock in the total award (30% of 2017 equity grant). The City Holding Company 2013 Incentive Plan is silent on what would happen if options reach their expiration date and are "underwater"; however, the Board has voted that the Company would not buy out underwater options.

Restricted Stock
Restricted stock rewards executives for long-term stock price increases and preserves alignment with shareholders throughout all stock price performance conditions—both above and below the price on the date of grant. The Compensation Committee has chosen to emphasize restricted stock (70% of 2017 equity grant) to ensure that a majority of each executive’s long-term compensation remains aligned with shareholders even during periods of general market decline.
The Company provides dividends on restricted stock to allow executives to share in the distribution of income generated from the Company’s ongoing financial performance and further align the interests of the executives with those of shareholders. Dividend payments ensure that executives are immediately affected by any decrease or increase in the Company’s dividend payments.

Vesting
Under the City Holding Company 2013 Incentive Plan, minimum vesting for options or restricted shares is not required. However, the Board established a five-year vesting period for executives to encourage the executives to remain a part of and contribute to the Company’s long-term success. Both stock options and restricted stock vest in three equal parts—three, four, and five years from the date of grant. Additionally, stock options and restricted stock awarded in 2015, 2016 and 2017 will only vest if the Company earns an average ROAA over the vesting period that is equal to or greater than the median ROAA for all FDIC-insured banks over the immediately preceding 20 year period, provided, however, that all merger and acquisition expenses are excluded from such calculation. Executives would forfeit unvested shares upon leaving the Company’s employment prior to the completion of the vesting period.

Timing of Awards
The Compensation Committee has adopted a general practice of providing long-term incentive awards to executives annually in conjunction with the payment of cash incentives based on the performance of the Company and the executive in the previous year, typically in February or March of each year. However, the Compensation Committee may consider recommendations for stock grants to the Company’s executive officers at any time, at its own discretion, and as circumstances necessitate.

Pricing of Awards
It is the Company’s policy that the exercise price of all option and restricted stock grants be equal to the closing price of the Company’s common stock on the date the option or restricted stock is granted.

The Board approves annual equity awards to the executives based 50% on formalized goal achievement and 50% on the Board’s subjective evaluation of Company and executive performance. The performance goals used to determine a portion of the equity grant are the same goals used to determine cash incentives—based primarily on ROATCE. In this way, the value ultimately delivered to executives through equity awards is based both on annual performance (determines value at grant) and long-term stock price performance (determines realizable value). Goals and goal weighting used to determine the awards granted in early 2017 were as follows:

Name	Title	Goal Weighting
Charles R. Hageboeck	President & CEO	50% ROATCE (2016) 50% Board Discretion
David L. Bumgarner	Chief Financial Officer	50% ROATCE (2016) 50% Board Discretion
Craig G. Stilwell	EVP Retail Banking	50% ROATCE (2016) 50% Board Discretion
John A. DeRito	EVP Commercial Banking	25% ROATCE (2016) 25% Commercial Loan Growth (2016) 50% Board Discretion
Jeffrey D. Legge	SVP Operations/CIO	50% ROATCE (2016) 50% Board Discretion

The table below shows the 2016 performance goals and the actual results used in the determination of equity awards granted in early 2017 and appearing in the Summary Compensation Table for 2017. Performance was above the target goal level.

	2016 Performance Goal			Actual 2016 Result
	Threshold	Target	Maximum
ROATCE	8%	12%	17%	14.8%

The 2016 commercial loan growth target applicable to Mr. DeRito was 2.5%. During 2016, average commercial loans outstanding grew 4.2% and year-over-year loan growth was 9.9%.

The table below shows the 2016 ROATCE performance result as calculated for purposes of the incentive plan.

2016 ROATCE – Reconciliation (in thousands)
Reported Income Before Income Taxes	$77,211
Income Taxes	25,083
Adjusted Net Income	$52,128
Average Equity	$431,031
Average Intangible Assets	79,456
Average Tangible Equity	$351,575
Return on Average Tangible Common Equity	14.8%

The executives’ receipt of long-term incentive awards is also conditioned on the same capital and asset quality triggers utilized in the cash incentive plan. Executives are not eligible to receive awards in any given year if these performance triggers are not met.

The Board reviewed each executive’s performance and the Company’s performance and approved discretionary awards with values that equaled the formula-based portion of the grant. The table below shows the resulting total 2016 award values along with the long-term incentive opportunity levels established for the year. Award values are expressed as a percentage of 2016 base salaries given that the awards were granted in early 2017 based on 2016 salaries and performance.

	Total Long-Term Incentive Award Opportunity as % of Salary			Actual 2017 Award
Name	Threshold	Target	Maximum	(% of salary)	Grant Date Fair Value ($)	# Options	# Restricted Shares
Charles R. Hageboeck	0%	45%	75%	62%	358,202	7,572	3,762
David L. Bumgarner	0%	25%	42%	34%	78,298	1,664	827
Craig G. Stilwell	0%	35%	58%	48%	176,797	3,759	1,867
John A. DeRito	0%	35%	58%	54%	145,823	3,100	1,540
Jeffrey D. Legge	0%	25%	42%	45%	95,462	1,536	1,113

Stock Ownership Requirement

The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of executives with those of shareholders. As a result, the Board adopted share ownership requirements for executives in late 2011, which was updated in January 2017. These guidelines require that within a five-year period from the date a person becomes a named executive officer, he or she must hold Company shares in value equal to the following:

•	President & CEO – 4x base salary

•	Other Named Executive Officers – 1x base salary

The Compensation Committee monitors whether the executives have satisfied or are making progress toward satisfying the share ownership guidelines. As of December 31, 2017, all named executive officers, including the CEO, have been determined to be in compliance with the stock ownership guidelines. In making this determination, the Compensation Committee considers common shares deemed to be held for the executive in the 401(k) Plan, common shares beneficially owned by the executive (but excluding options whether or not exercisable), and restricted common shares granted to the executive.

In February 2017, the Board revised the stock ownership guidelines for directors of the Company. The guidelines now require each director to own Company common stock equal to 2,500 shares within five years of becoming a director, and new directors are required to acquire at least 500 shares within one year of joining the Board. All directors have been determined to be in compliance with the stock ownership requirements.

Stock Ownership Restrictions – Pledging and Hedging

In addition to these ownership requirements for named executive officers and directors of the Company, the Company also has policies in place for executive officers and directors of the Company prohibiting the pledging and hedging of Company securities as follows:

•	Directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan or other financial obligation.

•	Directors and executive officers are prohibited from engaging in any hedging transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds.

Other General Employee Benefits

Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, and 401(k) matching contributions.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any restatement of a financial statement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision, which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

During 2014, the Board approved an Executive Officer Compensation Clawback Policy. This Policy applies to the Company’s current and former executive officers and other senior officers and authorizes recoupment with respect to incentive compensation (including stock options awarded as compensation) paid to current or former executive officers of the Company. The Policy requires any executive officer of the Company to reimburse or forfeit any incentive compensation received by such executive officer in the event that the Company issues an accounting restatement of its financial statements (other than as a result of a change in accounting principles). The Board will determine, in its sole discretion, the manner for recouping incentive compensation. In addition, the Compensation Committee may cancel, in whole or in part, outstanding performance based awards, where the Compensation Committee took into account the financial performance of the Company in granting such awards and the financial results were subsequently reduced due to such restatement. The recoupment of incentive compensation under this Policy is in addition to any other right or remedy available to the Company, including termination of employment or institution of civil or criminal proceedings. It is unclear when the SEC and Nasdaq will issue final rules relating to clawback requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, however management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of four directors, all of whom (i) satisfy the definition of “independent” under the listing standards of Nasdaq, (ii) are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act and (iii) are “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written charter adopted by the Board of Directors. Compensation Committee members are appointed by the Board and may be removed by the Board in its discretion. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees, as the Compensation Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of directors, the Chief Executive Officer or senior executive compensation. The Compensation Committee has sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company provides for appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors employed by the Compensation Committee. In addition, the Compensation Committee makes regular reports to the Board and proposes any necessary action to the Board for full Board approval.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and based upon such review and discussions with management and the representations of management relating thereto, the Compensation Committee recommended that the Board of Directors include the CD&A in the Company's proxy statement sent to shareholders in connection with the Annual Meeting and through incorporation by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

Respectfully submitted,

John R. Elliot, Chairman
William H. File III
Patrick C. Graney, III
J. Thomas Jones
March 27, 2018

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

2017 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for our three most recently completed fiscal years.

SUMMARY COMPENSATION
Name and Principal Position	Year	Salary	Stock Awards(1), (4)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation (1),(3)	Total
		($)	($)	($)	($)	($)	($)

Charles R. Hageboeck	2017	589,375	251,485	106,716	398,933	11,709	1,358,219
President, Chief Executive Officer and Director	2016	575,000	221,886	95,125	356,385	17,573	1,265,969
(Principal Executive Officer)	2015	525,000	222,842	91,414	316,969	10,656	1,166,881

David L. Bumgarner	2017	243,425	54,847	23,452	82,384	10,439	414,546
Chief Financial Officer	2016	227,500	50,027	21,442	78,328	10,249	387,547
(Principal Financial Officer)	2015	213,000	38,453	15,770	71,444	9,834	348,501

Craig G. Stilwell	2017	376,175	123,819	52,978	203,699	13,306	769,977
Executive Vice President, Retail Banking	2016	367,000	115,054	49,330	176,931	13,455	721,769
	2015	350,000	114,381	46,924	164,353	13,306	688,964

John A. DeRito	2017	276,750	102,133	43,690	157,955	17,573	598,100
Executive Vice President, Commercial Banking	2016	270,000	59,254	25,410	145,925	16,673	517,262
	2015	258,000	67,585	27,720	84,673	17,287	455,265

Jeffrey D. Legge	2017	225,000	73,814	21,648	76,148	8,067	404,676
Senior Vice President, Operations/CIO	2016	210,000	45,785	19,632	72,303	7,467	355,187
	2015	195,000	43,347	17,772	65,407	8,779	330,305

(1)
Amounts reflect the grant date fair value of stock options and restricted stock awards. See Note Thirteen to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions underlying valuation of equity awards.

(2)	Amounts reflect cash bonuses awarded to named executive officers. These bonuses were earned in fiscal years 2015, 2016 and 2017 and paid in 2016, 2017 and 2018.

(3)
“All Other Compensation” for 2015, 2016 and 2017 consists of the following: (i) the Company’s matching contribution under the City Holding Company 401(k) Plan & Trust and (ii) group term life insurance premium payments.

(4)
Includes 350 shares of restricted stock granted to Mr. Legge on February 22, 2017 that vest fully on the seventh anniversary of the grant date, subject to the performance-based requirements described on page 25.

GRANTS OF PLAN-BASED AWARDS

Each of the named executive officers is compensated under a predefined incentive plan tied to quantifiable goals. Each executive’s incentive plan has a targeted payout if the executive hits predefined goals (Target). Each executive must hit certain minimum goals in order to have any payout at all (Threshold). These incentive plans have a prescribed maximum of two times the targeted payout, and it is possible that the executives might receive more than their targeted payouts if performance is very good.

For example, Mr. Hageboeck’s incentive plan for 2017 was tied to the Company’s return on average tangible common equity (ROATCE). A targeted incentive of 50% of Mr. Hageboeck’s base salary is earned if the ROATCE is 12%. If the ROATCE is lower, the incentive earned is lower. If the ROATCE is lower than 8%, no incentive is earned. If ROATCE is more than 12%, then the incentive will be higher than the targeted amount. However, under no circumstances would the incentive exceed 75% of base salary.

Similarly, the other named executive officers have incentive plans based upon formulas as described earlier (see “Cash Incentives” on page 23.)

The table below sets forth information concerning the targets, thresholds and maximums for each named executive officer’s non-equity incentive plan-based awards as of December 31, 2017. See “Long-Term Incentives” on page 25 for material terms of equity grants under the City Holding Company 2013 Incentive Plan.

		Estimated future payouts under non-equity incentive plan awards
Name	Grant Date	Threshold	Target	Maximum	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
		($)	($)	($)	(#)	(#)	($/Sh)	($)

Charles R. Hageboeck	2/22/2017	none	294,688	442,031	3,762	7,572	66.32	358,202
(Principal Executive Officer)

David L. Bumgarner	2/22/2017	none	60,856	91,284	827	1,664	66.62	78,298
(Principal Financial Officer)

Craig G. Stilwell	2/22/2017	none	150,470	225,705	1,867	3,759	66.32	176,797

John A. DeRito	2/22/2017	none	110,700	166,050	1,540	3,100	66.32	145,823

Jeffrey D. Legge	2/22/2017	none	56,250	84,375	763	1,536	66.32	72,250

EQUITY HOLDINGS

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the number of exerciseable and unexerciseable stock options, option exercise prices and expiration dates, the number of unvested stock awards along with their market values and the number and value of equity incentive plan awards held by the named executive officers as of the fiscal year ended December 31, 2017. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date of the options. For stock awards, the table provides the number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Vesting Date(1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	($)			(#)	($)
	Exerciseable	Unexerciseable

Charles R. Hageboeck	-	-	-	-	(2)	16,250	1,096,388
(Principal Executive Officer)	2,008		44.43	3/26/2024	3/26/2017	1,707	115,171
	3,978		35.39	3/28/2022	3/28/2017	5,114	345,042
	-	1,978	46.61	2/26/2025	2/26/2018	1,593	107,480
	-	6,803	37.74	2/27/2023	2/27/2018	5,114	345,042
	-	2,008	44.43	3/26/2024	3/26/2018	1,707	115,171
	-	3,660	43.73	2/24/2026	2/24/2019	1,691	114,092
	-	1,978	46.61	2/26/2025	2/26/2019	1,593	107,480
	-	2,010	44.43	3/26/2024	3/26/2020	1,709	115,306
	-	2,524	66.32	2/22/2027	2/22/2020	1,254	84,607
	-	3,660	43.73	2/24/2026	2/24/2020	1,691	114,092
	-	1,980	46.61	2/26/2025	2/26/2020	1,595	107,615
	-	2,524	66.32	2/22/2027	2/22/2021	1,254	84,607
	-	3,660	43.73	2/24/2026	2/24/2021	1,692	114,159
	-	2,524	66.32	2/22/2027	2/22/2022	1,254	84,607

David L. Bumgarner	-	-	-	-	(3)	4,875	328,916
(Principal Financial Officer)	-	341	46.61	2/26/2025	2/26/2018	275	18,554
	-	1,555	37.74	2/27/2023	2/27/2018	1,169	78,872
	-	485	44.43	3/26/2024	3/26/2018	412	27,798
	-	825	43.73	2/24/2026	2/24/2019	381	25,706
	-	341	46.61	2/26/2025	2/26/2019	275	18,554
	-	485	44.43	3/26/2024	3/26/2019	413	27,865
	-	554	66.32	2/22/2027	2/22/2020	275	18,554
	-	825	43.73	2/24/2026	2/24/2020	381	25,706
	-	342	46.61	2/26/2025	2/26/2020	275	18,554
	-	554	66.32	2/22/2027	2/22/2021	275	18,554
	-	825	43.73	2/24/2026	2/24/2021	382	25,774
	-	556	66.32	2/22/2027	2/22/2022	277	18,689

Craig G. Stilwell	-	-	-	-	(4)	5,625	379,519
	-	1,015	46.61	2/26/2025	2/26/2018	818	55,190

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Vesting Date(1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	($)			(#)	($)
	Exerciseable	Unexerciseable
	-	3,234	37.74	2/27/2023	2/27/2018	2,431	164,020
	-	967	44.43	3/26/2024	3/26/2018	822	55,460
	-	1,898	43.73	2/24/2026	2/24/2019	877	59,171
	-	1,015	46.61	2/26/2025	2/26/2019	818	55,190
	-	968	44.43	3/26/2024	3/26/2019	823	55,528
	-	1,253	66.32	2/22/2027	2/22/2020	622	41,966
	-	1,898	43.73	2/24/2026	2/24/2020	877	59,171
	-	1,017	46.61	2/26/2025	2/26/2020	818	55,190
	-	1,253	66.32	2/22/2027	2/22/2021	622	41,966
	-	1,898	43.73	2/24/2026	2/24/2021	877	59,171
	-	1,253	66.32	2/22/2027	2/22/2022	623	42,034

John A. DeRito	-	-	-	-	(5)	4,375	295,181
	-	600	46.61	2/26/2025	2/26/2018	483	32,588
	-	2,687	37.74	2/27/2023	2/27/2018	2,020	136,289
	-	807	44.43	3/26/2024	3/26/2018	686	46,284
	-	978	43.73	2/24/2026	2/24/2019	452	30,496
	-	600	46.61	2/26/2025	2/26/2019	483	32,588
	-	807	44.43	3/26/2024	3/26/2019	686	46,284
	-	1,033	66.32	2/22/2027	2/22/2020	513	34,612
	-	978	43.73	2/24/2026	2/24/2020	452	30,496
	-	600	46.61	2/26/2025	2/26/2020	484	32,655
		1,033	66.32	2/22/2027	2/22/2021	513	34,612
	-	977	43.73	2/24/2026	2/24/2021	451	30,429
		1,034	66.32	2/22/2027	2/22/2022	514	34,680

Jeffrey D. Legge	-	-	-	-	(6)	1,500	101,205
	-	384	46.61	2/26/2025	2/26/2018	310	20,916
	-	1,196	37.74	2/27/2023	2/27/2018	899	60,656
	-	383	44.43	3/26/2024	3/26/2018	325	21,928
	-	755	43.73	2/24/2026	2/24/2019	349	23,547
	-	384	46.61	2/26/2025	2/26/2019	310	20,916
	-	383	44.43	3/26/2024	3/26/2019	327	22,063
	-	512	66.32	2/22/2027	2/22/2020	254	17,137
	-	755	43.73	2/24/2026	2/24/2020	349	23,547
	-	386	46.61	2/26/2025	2/26/2020	310	20,916
	-	512	66.32	2/22/2027	2/22/2021	254	17,137
	-	756	43.73	2/24/2026	2/24/2021	349	23,547
	-	512	66.32	2/22/2027	2/22/2022	255	17,205
	-	-	-	-	2/22/2024	350	23,615

(1)	Vesting Date applies to both option awards and stock awards.

(2)
Mr. Hageboeck was awarded 22,250 shares of restricted stock on 4/29/2009. Those restricted shares will vest as follows: 4/30/2018 – 6,000 shares; 4/30/2019 – 10,250 shares. Cumulative vesting of 22,250 shares will occur upon an involuntary termination after a change in control.

(3)
Mr. Bumgarner was awarded 5,875 shares of restricted stock on 7/15/2009. Those restricted shares will vest as follows: 7/15/2018 – 1,000 shares; 7/15/2019 – 1,000 shares; 7/15/2020 – 2,875 shares. Cumulative vesting of 5,875 shares will occur upon an involuntary termination after a change in control.

(4)
Mr. Stilwell was awarded 10,125 shares of restricted stock on 4/29/2009. Those restricted shares will vest as follows: 4/30/2018 – 2,700 shares; 4/30/2019 – 2,925 shares. Cumulative vesting of 10,125 shares will occur upon an involuntary termination after a change in control.

(5)
Mr. DeRito was awarded 8,375 shares of restricted stock on 4/29/2009. Those restricted shares will vest as follows: 4/30/2018 – 2,500 shares; 4/30/2019 – 1,875 shares. Cumulative vesting of 8,375 shares will occur upon an involuntary termination after a change in control.

(6)
Mr. Legge was awarded 1,500 shares of restricted stock on 9/25/2013. Those restricted shares will vest as follows: 9/25/2021 – 500 shares; 9/25/2022 – 500 shares; 9/25/2023 – 500 shares. Cumulative vesting occurs on involuntary termination after a change of control as follows: 9/26/2017 to 9/25/2018 – 1,200 shares; after 9/26/2018 – 1,500 shares.

Option Exercises and Stock Vested

The following table shows the number of stock options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended December 31, 2017.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)

Charles R. Hageboeck	2,825	78,252	10,821	710,893
(Principal Executive Officer)

David L. Bumgarner	2,040	57,253	2,081	131,461
(Principal Financial Officer)

Craig G. Stilwell	4,201	116,255	5,753	381,139

John A. DeRito	3,494	89,791	4,706	311,388

Jeffrey D. Legge	1,579	44,239	1,224	76,531

POST-EMPLOYMENT PAYMENTS

Post-Employment Compensation

The tables shown below summarize the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment including by resignation, retirement, disability, a change in control of the Company, a change in the named executive officer’s responsibilities or a constructive termination of the named executive officer. The information shown below is as of the most recent fiscal year ended December 31, 2017.

Vested Cash Termination Benefits – Hageboeck & Stilwell

Mr. Hageboeck (currently the Company’s CEO) and Mr. Stilwell (currently the Company’s EVP of Retail Banking) were part of the original five member “turnaround team” that joined the Company in 2001 when the Company was significantly troubled. In 2001, the Company signed agreements with all five of the then executive officers which provided that each of these officers had the opportunity to voluntarily resign after the turnaround was complete and receive a “Termination Benefit.” For Mr. Hageboeck and Mr. Stilwell, the Termination Benefit equaled two years of cash compensation following four years of service to the company. The Termination Benefits for Mr. Hageboeck and Mr. Stilwell vested in 2005 following four years of service with the Company. Three of the other executive officers originally employed as part of the “turnaround team” terminated their employment with the Company during 2004 and 2005 and received the promised cash Termination Benefit as provided under their respective 2001 employment agreements. The Company asked Mr. Hageboeck and Mr. Stilwell to accept their positions as the Company’s CEO and Executive Vice President in 2005, and these cash Termination Benefits remain fully vested and have been preserved in subsequent employment contracts with Mr. Hageboeck and Mr. Stilwell. The voluntary Termination Benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Company. The cost of this vested Termination Benefit has been fully accrued and expensed by the Company.

Change of Control Severance Benefits

The Compensation Committee and the Board of Directors believes that it is in the best interests of the Company to provide the Company’s named executive officers with some income protection in the event that the Company is acquired. In such an instance, it is very likely that the named executive officers would lose their current employment. Given the relatively small number of comparable positions within the industry, the Compensation Committee recognizes that it would take each of the named executive officers significant time to find comparable employment. Severance benefits are common at the Company’s peers, and attracting and retaining qualified leaders for the Company necessitate such compensation. Each of the named executive officers of the Company have been afforded such protection under agreements signed by the Company and each such agreement also includes significant protections for the Company in that the named executive officers are prohibited from competing with the Company following termination. Particularly given the importance of such non-compete and non-solicit provisions, the Compensation Committee believes that these benefits are in the Company’s best interests.

Share-Based Payments (Options, Restricted Stock, Long-Vested Restricted Stock)

Estimated payments include items such as restricted shares that would vest in the case of the executive’s death, disability, or upon a change of control of the Company. It should be noted that the value of these awards would have been reportable under the Summary Compensation Table in the year in which they were granted and will have been expensed over the vesting period. For purposes of calculating values for these tables, generally restricted shares outstanding for each named executive officer were deemed to have fully vested as of December 31, 2017 (at the closing price of Company common stock on that date, which was $67.47) in the event of death, disability or in a change of control. However, certain shares granted to executive officers in 2009, and referred to previously as “long-vested shares,” specifically provided for alternate vesting schedules. In the event of death or disability, the long-vested shares will vest proportionately between the date of grant and the final vesting date of the award (ten to eleven years from the grant date). In the event of a change of control, the shares will vest immediately. The 1,500 long-vested shares granted to Mr. Legge in 2013 provided for alternate vesting schedules. In the event of his death or disability, the 1,500 shares granted to Mr. Legge in 2013 will vest proportionately between the date of grant and the final vesting date of the award. In the event of a change of control, the shares will vest 80% in 2016 and 100% in 2017. Calculations regarding the value of such restricted stock assumed a change of control effective December 31, 2017 at the closing stock price on that date. With respect to unexercised but fully vested options, the estimated payments reflect the “spread,” which is the difference between the market price and the exercise price of any unexercised but fully vested options as of December 31, 2017 whose exercise price was lower than the market value of the Company’s common stock on that day. Unexercised but fully vested options that are “in-the-money” could be exercised for value at the present time, and thus would have value to an executive in the event of death, disability, change of control, or voluntary termination or termination without cause. Additionally, unvested in-the-money options would vest upon a change of control.

Health Insurance

The Company maintains a self-insured health plan. As a result, the cost of providing health care coverage to the Company’s named executive officers can only be estimated based on the current average cost of care across the Company’s insured employee base. The actual costs to the Company would depend upon the health experience of the named executive officer and his or her dependents during the period that coverage was in effect. The Company carries reinsurance for claims for any covered employee or dependent in excess of $150,000.

Life insurance benefits for executives are calculated at base salary times two. Such benefits are available to all of the Company’s full-time equivalent employees.

Charles R. Hageboeck, President & Chief Executive Officer

The following table describes potential payments upon termination for various reasons for Charles R. Hageboeck, the Company’s President and Chief Executive Officer.

POST-EMPLOYMENT PAYMENTS – HAGEBOECK
Executive Benefits and Payments Upon Termination	Cash Payments ($) (1)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($) (2)	Restricted Stock Awards ($) (7)	Tax Gross-Up ($)	Total Compensation ($) (1)
Termination for Just Cause	-	-	-	-	-	-	-
Termination Without Just Cause	2,964,924	87,285	-	173,879	-	-	3,226,088
Voluntary Termination at 12/31/2017 (6)	1,259,903	87,285	-	173,879	-	-	1,521,067
Death	2,964,924	-	1,178,750	173,879	2,445,041	-	6,762,594
Disability (4)	2,964,924	87,285	-	173,879	2,445,041	-	5,671,129
Change of Control (5)	2,964,924	87,285	-	861,904	2,590,646	-	6,504,759

(1)	Included in the amounts in this column is a Termination Benefit (see (6) below) of $1,259,903 for Mr. Hageboeck that has been fully accrued and expensed by the Company.

(2)
Vested option awards in-the-money for Mr. Hageboeck are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 35,309 options in-the-money that were unvested at December 31, 2017 and the market value of the Company’s common stock on December 31, 2017 of $67.47 has been calculated for a change of control.

(3)
The Employment Agreement for Mr. Hageboeck provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $87,285 and would be effective if Mr. Hageboeck’s employment were terminated voluntarily by Mr. Hageboeck or if terminated by the Company without just cause, due to a change of control, or due to disability.

(4)
In the event of disability, the employment contract for Mr. Hageboeck provides that he have up to 12 months of continuous disability before his employment agreement may be terminated. After that, the Company may terminate his employment and he is entitled to receive an amount equal to “Termination Compensation” times three (which represents three years of compensation). Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Hageboeck will be determined in reference to the calendar year ended December 31, 2017 as $988,308 reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company. Amounts shown in this row are payable in either a lump sum or over a severance period.

(5)
The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a change in control as defined by the respective agreements. The amount shown in this row for Mr. Hageboeck reflects Termination Compensation of $988,308 times three (which represents three years of compensation), as provided for in his employment agreement and amendments thereto. Mr. Hageboeck can elect to receive this amount as a lump sum or over a severance period of three years. For three years after a termination as a result of a change in control, Mr. Hageboeck is bound by non-compete, non-solicitation, and confidentiality restrictions. Additionally, Mr. Hageboeck’s Employment and/or Change in Control Agreement provides that if Mr. Hageboeck collects an amount arising from any and all sources of compensation from the Company exceeding the product of 2.99 and Mr. Hageboeck's “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code (“Code § 280G”) at the time of a change in control, the Company shall pay Mr. Hageboeck 147.5% of the federal excise taxes payable by Mr. Hageboeck under Internal Revenue Code § 4999.  As of December 31, 2017, the Company is unable to determine if any such amount related to Code § 280G would be payable to Mr. Hageboeck.

(6)
Mr. Hageboeck joined the Company in 2001 when the Company was significantly troubled as part of a “turnaround team.” The Company signed agreements with Mr. Hageboeck, Mr. Stilwell, and three other executive officers providing them the opportunity to voluntarily resign and receive a Termination Benefit following four years of service to the Company. These benefits for Mr. Hageboeck became fully vested in 2005. Three of the other executives with such benefits terminated their employment with the Company during 2004 and 2005 and received payments under their respective 2001 employment agreements. The Company asked Mr. Hageboeck a to accept a position as the Company’s CEO in 2005, and the voluntary Termination Benefits remain vested and have been preserved in subsequent employment contracts with Mr. Hageboeck. The voluntary Termination Benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Employer. The costs of this vested Termination Benefit have been fully accrued and expensed by the Company.

(7)
Mr. Hageboeck holds 38,397 restricted shares. Of these restricted share awards, 22,147 shares become 100% vested upon death, disability or a change in control. The remaining 16,250 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares would be 100% vested as of December 31, 2017.

David L. Bumgarner, Chief Financial Officer

The following table describes potential payments upon termination for various reasons for David L. Bumgarner, the Company’s Chief Financial Officer.

POST-EMPLOYMENT PAYMENTS – BUMGARNER
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause	-	-	-	-	-	-
Voluntary Termination at 12/31/2017	-	-	-	-	-	-
Death	-	-	486,850	-	608,416	1,095,266
Disability	-	-	-	-	608,416	608,416
Change of Control (3)(4)	325,809	17,457	-	150,610	652,098	1,145,973

(1)
Vested option awards in-the-money for Mr. Bumgarner are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 7,688 options in-the-money that were unvested at December 31, 2017 and the market value of the Company’s common stock on December 31, 2017 of $67.47 has been calculated for a change of control.

(2)
Mr. Bumgarner holds 9,665 restricted shares. Of these restricted share awards, 4,790 shares become 100% vested upon death, disability or a change in control. The remaining 4,875 long-vested shares vest proportionately over the eleven-year period following the grant date in the event of death or disability. In the event of a change of control, these long-vested shares would be 100% vested as of December 31, 2017.

(3)
The Change in Control Agreement for Mr. Bumgarner provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $17,457 and would be effective if Mr. Bumgarner’s employment were terminated by the Company because of a change of control.

(4)
The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements. The amount shown in this row for Mr. Bumgarner reflects Termination Compensation of $325,809 (which represents one year of compensation), as provided in his employment agreement and amounts thereto. Mr. Bumgarner can elect to receive this amount as a lump sum or over a severance period of 12 months. In addition, for one year after a termination as a result of a change in control, Mr. Bumgarner is bound by non-compete and non-solicitation restrictions.

Craig G. Stilwell

The following table describes potential payments upon termination for various reasons for Craig G. Stilwell, the Company’s Executive Vice President of Retail Banking.

POST-EMPLOYMENT PAYMENTS – STILWELL
Executive Benefits and Payments Upon Termination	Cash Payments ($) (1)	Health Insurance ($) (4)	Life Insurance ($)	Option Awards In-the-Money ($) (2)	Restricted Stock Awards ($) (3)	Tax Gross-Up ($)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-	-
Termination Without Just Cause	1,739,622	87,285	-	-	-	-	1,826,907
Voluntary Termination at 12/31/2017 (6)(7)	778,057	87,285	-	-	-	-	865,342
Death	1,739,622	-	752,350	-	1,073,176	-	3,565,148
Disability (5)	1,739,622	87,285	-	-	1,073,176	-	2,900,083
Change of Control (6)	1,739,622	87,285	-	343,788	1,123,578	-	3,294,273

(1)	Included in the amounts in this column is a Termination Benefit (see (7) below) of $778,057 for Mr. Stilwell that has been fully accrued and expensed by the Company.

(2)
Vested option awards in-the-money for Mr. Stilwell are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 17,669 unvested option awards and the market value of the Company’s common stock on December 31, 2017 of $67.47 has been calculated for a change of control.

(3)
Mr. Stilwell holds 16,653 restricted shares. Of these restricted share awards, 11,028 shares become 100% vested upon death, disability or a change in control. The remaining 5,625 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares would be 100% vested at December 31, 2017.

(4)
The Employment Agreement for Mr. Stilwell provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $87,285 and would be effective if Mr. Stilwell’s employment were terminated voluntarily by Mr. Stilwell or if terminated by the Company without just cause, due to a change of control, or due to disability.

(5)
In the event of disability, the employment contract for Mr. Stilwell provides that he have up to 12 months of continuous disability before his employment agreement may be terminated. After that, the Company may terminate his employment and he is entitled to receive an amount equal to Termination Compensation times three (which represents three years of compensation). Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Stilwell will be determined in reference to the calendar year ended December 31, 2017 as $579,874, reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company.

(6)
The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a change in control as defined by the respective agreements. The amount shown in this row for Mr. Stilwell reflects Termination Compensation of $579,874 times three (which represents three years of compensation), as provided for in his employment agreement and amendments thereto. Mr. Stilwell can elect to receive this amount as a lump sum or over a severance period of three years. For three years after a termination as a result of a change in control, Mr. Stilwell is bound by non-compete, non-solicitation, and confidentiality restrictions. Additionally, Mr. Stilwell’s Employment and/or Change in Control Agreement provides that if Mr. Stilwell collects an amount arising from any and all sources of compensation from the Company exceeding the product of 2.99 and Mr. Stilwell's “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code (“Code § 280G”) at the time of a change in control, the Company shall pay Mr. Stilwell 147.5% of the federal excise taxes payable by Mr. Stilwell under Internal Revenue Code § 4999.  As of December 31, 2017, the Company is unable to determine if any such amount related to Code § 280G would be payable to Mr. Stilwell.

(7)
Mr. Stilwell joined the Company in 2001 when the Company was significantly troubled as part of a “turnaround team.” The Company signed agreements with Mr. Stilwell, Mr. Hageboeck, and three other executive officers providing them the opportunity to voluntarily resign and receive a Termination Benefit following four years of service to the Company. These benefits for Mr. Stilwell became fully vested in 2005. Three of the other executives with such benefits terminated their employment with the Company during 2004 and 2005 and received payments under their respective 2001 employment agreements. The Company asked Mr. Stilwell to accept a position as the Company’s Executive Vice-President in 2005, and the voluntary Termination Benefits remain vested and have been preserved in subsequent employment contracts with Mr. Stilwell. The voluntary Termination Benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Employer. The costs of this vested Termination Benefit have been fully accrued and expensed by the Company.

John A. DeRito

The following table describes potential payments upon termination for various reasons for John A. DeRito, the Company’s Executive Vice President of Commercial Banking.

POST-EMPLOYMENT PAYMENTS – DERITO
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause (4)	501,583	20,143	-	-	-	521,725
Voluntary Termination at 12/31/2017	-	-	-	-	-	-
Death	-	-	553,500	-	773,668	1,327,168
Disability	-	-	-	-	773,668	773,668
Change of Control (3)(5)	869,410	34,914	-	227,813	817,197	1,949,334

(1)
Vested option awards in-the-money for Mr. DeRito are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 12,134 unvested option awards and the market value of the Company’s common stock on December 31, 2017 of $67.47 has been calculated for a change of control.

(2)
Mr. DeRito holds 12,112 restricted shares. Of these restricted share awards, 7,737 shares become 100% vested upon death, disability or a change in control. The remaining 4,375 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares would be 100% vested as of December 31, 2017.

(3)
The Change in Control Agreement for Mr. DeRito provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 24 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $34,914 and would be effective if Mr. DeRito’s employment were terminated because of a change of control.

(4)
Mr. DeRito’s Change in Control Agreement provides that if Mr. DeRito is terminated without just cause, Mr. DeRito will be paid an amount equal to his Termination Compensation for 60 weeks and provided health insurance coverage for 60 weeks.

(5)
The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a change in control as defined by the respective agreements. The amount shown in this row for Mr. DeRito reflects Termination Compensation of $434,705 times two (which represents two years of compensation), as provided in his employment agreement and amendments thereto. Mr. DeRito can elect to receive this amount as a lump sum or over a severance period of two years. In addition, for two years after a termination as a result of a change in control, Mr. DeRito is bound by non-compete and non-solicitation restrictions.

Jeffrey D. Legge

The following table describes potential payments upon termination for various reasons for Jeffrey D. Legge, the Company’s Senior Vice President of Operations and Chief Information Officer.

POST-EMPLOYMENT PAYMENTS – LEGGE
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($)	Life Insurance ($)	Option Awards In-the-Money ($)(1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause	-	-	-	-	-	-
Voluntary Termination at 12/31/2017	-	-	-	-	-	-
Death	-	-	450,000	-	349,860	799,860
Disability	-	-	-	-	349,860	349,860
Change of Control (3)(4)	301,148	17,457	-	132,839	394,092	845,537

(1)
Vested option awards in-the-money for Mr. Legge are exerciseable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 6,918 options in-the-money that were unvested at December 31, 2017 and the market value of the Company’s common stock on December 31, 2017 of $67.47 has been calculated for a change of control.

(2)
Mr. Legge holds 6,141 restricted shares. Of these restricted share awards, 4,641 shares become 100% vested upon death, disability or a change in control. The remaining 1,500 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares vest 80% and 100%, on September 25th, 2017 and 2018, respectively.

(3)
The Change in Control Agreement for Mr. Legge provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months. The estimated value of this benefit is $17,457 and would be effective if Mr. Legge’s employment were terminated either by the Company, or by the employee for “good cause” as defined in the Agreement, following a change of control.

(4)
Mr. Legge is employed under a Change in Control Agreement which provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements. The amount shown in this row for Mr. Legge reflects Termination Compensation of $301,148 (which represents one year of compensation), as provided in his Change in Control Agreement. Mr. Legge can elect to receive this amount as a lump sum or over a severance period of 12 months. In addition, for one year after a termination as a result of a change in control, Mr. Legge is bound by non-compete and non-solicitation restrictions.

Employment Agreements

The Company entered into employment agreements with Charles R. Hageboeck and Craig G. Stilwell on July 25, 2007, replacing agreements previously entered into during 2001. These agreements have a term of two years, but automatically renew each month for an additional month unless either the Company or the officer serves notice to the other to fix the term to a definite two-year term. Both Mr. Hageboeck’s and Mr. Stilwell’s employment agreements address salary, incentives and other benefits. In the event that either Mr. Hageboeck or Mr. Stilwell voluntarily terminate their employment with the Company for any reason or at any time, the officer will be entitled to receive a certain sum of money, plus interest from and after December 31, 2006, paid over 36 months. This covenant within the Employment Agreements between the Company and Mr. Hageboeck and Mr. Stilwell preserves Termination Benefits available to them that were part of the original employment agreements between the Company and the officers originally signed on June 11, 2001 and May 15, 2001, respectively. At December 31, 2017, Mr. Hageboeck could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $1,259,903 plus interest at the Treasury One-Year Constant Maturity rate until paid in full. At December 31, 2017, Mr. Stilwell could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $778,057 plus interest at the Treasury One-Year Constant Maturity rate until paid in full. The Company has accrued expense to reflect the costs of this benefit totaling $2,037,960. These benefits just described for Mr. Hageboeck and Mr. Stilwell are deemed fully vested and shall not be subject to risk of forfeiture under any circumstances, including any of the reasons that qualify for “Just Cause” as described below and as provided under the agreements, except where the officer personally profits from his willful fraudulent activity and that activity materially and adversely affects the Company. Additionally, the Company is required to make health insurance available to both officers for a period of up to five years following voluntary termination.

In the event of termination without Just Cause, death, or disability, each of Mr. Hageboeck and Mr. Stilwell are entitled to receive three times his Termination Compensation, which is defined as equal to the highest amount of cash compensation paid to or for the benefit of the employee in respect of any of the three most recent calendar years ending prior to the date of termination, determined by reference to the annual cash compensation (including salary, cash-based incentive compensation, and cash-based bonus but not including equity incentive compensation) of the Summary Compensation Table set forth in the Company’s proxy statement for such year. Additionally, both Mr. Hageboeck and Mr. Stilwell’s employment contracts require the Company to provide health insurance for five years in the event that their employment terminates due to disability or without Just Cause.

The Company entered into a Change in Control and Termination Agreement on June 28, 2004 with John A. DeRito. Under this agreement, in the event of a change in control, Mr. DeRito may voluntarily terminate his employment with the Company until the expiration of the 24-month period after the change in control for “Good Reason” as defined in the agreement and be entitled to receive benefits as described in the Post Employment Compensation Table above. Mr. DeRito’s Change in Control and Termination Agreement also provides that if Mr. DeRito is terminated without Just Cause, he will receive benefits as described in the Post-Employment Compensation Table above. “Just Cause” shall mean termination, accomplished by vote of the Company’s Board of Directors, related to Mr. DeRito’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, gross negligence, malfeasance (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, or misappropriation of the Company’s assets or similarly serious violation of policy of the Company.

The Company entered into a Change in Control Agreement with David Bumgarner on February 1, 2005. Mr. Bumgarner’s agreement provides that in the event of a change in control of the Company, Mr. Bumgarner may voluntarily terminate his employment with the Company until the expiration of the 12-month period after the change in control for “Good Reason” as defined in the agreement and receive benefits as shown in the Post-Employment Compensation Table above.

The Company entered into a Change in Control Agreement with Jeffrey D. Legge on February 6, 2006. Mr. Legge’s agreement provides that in the event of a change in control of the Company, Mr. Legge may voluntarily terminate his employment with the Company until the expiration of a 12-month period after the change in control for “Good Reason” as defined in the agreement and receive benefits as shown in the Post-Employment Compensation Table above.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the annual total compensation (as defined below) for the Chief Executive Officer (the “CEO”) and for the median employee along with the ratio of the CEO’s annual total compensation to the median employee's annual total compensation.

Our median employee was identified by: (1) obtaining a list of all employees (including full-time, part-time, temporary or seasonal) employed as of December 31, 2017, excluding our CEO; (2) we annualized the compensation of full-time and part-time permanent employees who were employed as of December 31, 2017, but did not work for the Company the entire year in 2017 ( no full-time equivalent adjustments were made for part-time employees); (3) total compensation was then calculated in same manner for all employees as shown for our CEO in the “Summary Compensation Table” on page 30; and (4) we then selected the employee that ranked as the median (432 of 863).

Annual Total Compensation of Mr. Hageboeck, CEO	$1,358,219
Annual Total Compensation of Median Employee	$32,024
Ratio of CEO to Median Employee Compensation	42.4

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)

The Company is providing shareholders with a non-binding advisory vote on compensation programs for our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, you may vote on the following resolution at the 2018 Annual Meeting, the consideration of which is required pursuant to Section 14A of the Securities Exchange Act:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is advisory in nature and therefore, is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. The Company solicits shareholder advisory votes on executive compensation annually.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful and high-performing company. We believe that our compensation program, with its balance of short-term incentives (including cash and equity awards vesting over periods of up to five years) and long-term incentives (including long-vested restricted share awards) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND
EXECUTIVE OFFICERS

The Company’s subsidiaries had, and expect to have in the future, banking transactions with directors and executive officers of the Company, their immediate families and entities in which they are principal owners (more than 10% ownership interest). These transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectability or present other unfavorable factors.

The Company’s loan policy requires that all extensions of credits to directors and executive officers and their related interests, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Executive Loan Committee and promptly reported to the Board of Directors. If required by the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, such credits will be approved in advance by a majority of disinterested directors. Directors and executive officers may not be present for discussions on their own loans, loans involving their related interests or loans involving any other conflict of interest situation and must abstain from voting on such credits.

In relation to other related party transactions with directors and executive officers and their related interests, the Company adheres to an unwritten policy whereby before the Company or any of its subsidiaries enters into any transaction for which the value of the transaction is expected to be at least $120,000, and an interested party in the transaction is a director, executive officer, an immediate family member of a director or executive officer, or a shareholder owning 5% or greater of the Company’s outstanding stock, the Board of Directors must review and approve the transaction. In reviewing any such potential transaction, the directors will consider the fairness of the transaction to the Company, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Company, and such other factors determined advisable by the Board of Directors.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the regulations of the SEC, any shareholder desiring to make a proposal pursuant to Rule 14a-8 of the SEC’s proxy rules to be acted upon at the Company’s 2019 Annual Meeting of Shareholders must present such proposal to the Company’s Secretary at the principal executive offices of the Company at 25 Gatewater Road, Charleston, West Virginia 25313, not later than December 3, 2018 in order for the proposal to be considered for inclusion in the Company’s proxy statement for the 2019 Annual Meeting of Shareholders. SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2019 Annual Meeting is February 16, 2019. If a shareholder gives notice of such a proposal after this deadline, the proxies will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if it is raised at the Annual Meeting.

Pursuant to the Company’s Amended and Restated Bylaws, a shareholder may nominate persons for election to the Board of Directors at an annual shareholder meeting and, pursuant to the Governance and Nominating Committee Charter, the Governance Committee considers nominees recommended by shareholders, in each case, if written notice is submitted to the Company’s Secretary at the principal executive offices of the Company not less than 120 calendar days prior to April 2, 2019, or December 3, 2018.

The shareholder’s notice must include:

o	as to each person whom the shareholder proposes to nominate for election as a director:

▪all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

▪such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

o	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

▪the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

▪the class and number of shares of the Company’s Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner;

▪a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder;

▪a representation that such shareholder is a holder of record of the Company’s Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

▪a representation if the shareholder intends to solicit proxies from shareholders in support of such nomination.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company’s Secretary not less than 120 calendar days prior to April 2, 2019, or December 3, 2018. The shareholder’s notice must contain:

o	as to each matter:

▪a brief description of the business desired to be brought before the meeting;

▪the reasons for conducting such business at the meeting;

▪in the event that such business includes a proposal to amend the Company’s Articles of Incorporation or Bylaws, the language of the proposed amendment; and

▪any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

o	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The Company is required to present a shareholder’s nomination or proposal only if the shareholder meets all of the above requirements and appears or sends a qualified representative to present such proposal at the shareholder meeting. The requirements found in the Company’s Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in the Company’s proxy statement.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting or any adjournments or postponements thereof, the persons named on the accompanying proxy card or their substitutes will vote with respect to such matters in accordance with their best judgment.

Directions to City Holding Company’s 2018 Annual Meeting, which will be held in the Stackhouse Theater at Washington and Lee University, 204 W. Washington Street, Lexington, Virginia 24450, follow below:

•	If you are traveling from the north, south, or east, follow I-81 to exit 191 (which puts you onto I-64). Next, take exit 55 off I-64. Turn left onto Route 11 south at the stop sign.

•	If you are traveling from the west, take I-64 to exit 55. Turn right on Route 11 south at the stop sign.

•
Once you are on Route 11 south, you will drive through three stoplights. After the third stoplight, you will cross the Maury River, and bear right onto Route 11 Business. You will pass Virginia Military Institute (VMI).

•
For other campus visitors, after you pass VMI, you will see Washington and Lee University on your right. Parking is available in the Lee Chapel lot on Jefferson Street. Remain in the right lane and look for the brick entrance to the parking lot.

•
Additional parking can be found on the first floor of the Nelson St. garage. To enter: continue on Jefferson St./Route 11 Business to Nelson St., turn right, and look for the parking deck entrance on East Denny Circle.

ANNUAL REPORT

The Company has included a copy of its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, with this proxy statement.  A request for an additional copy, which will be provided without charge to shareholders of the Company, should be directed to Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Charleston, WV 25313 or by calling 304-769-1100. The Company's Form 10-K will also be available on the SEC's website at http://www.sec.gov, and through a link at the Investor Relations, SEC Filings section of the Company's website (http://www.bankatcity.com).

By Order of the Board of Directors,

Victoria A. Faw,
Secretary

April 2, 2018

City Holding Company

c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230-1150

VOTE BY TELEPHONE

Have your proxy card available when you call **Toll-Free 1-888-693-8683** using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website **www.cesvote.com** and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the **postage-paid envelope** provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	**Vote by Internet**	**Vote by Mail**
Call Toll-Free using a touch-tone telephone: **1-888-693-8683**	Access the Website and cast your vote: **www.cesvote.com**	Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or Internet, please do not send your proxy by mail.

The City Holding Company Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at www.ViewMaterial.com/CHCO.

IF VOTING BY TELEPHONE OR INTERNET, YOUR VOTE MUST BE RECEIVED BY 6:00 AM, EASTERN TIME, ON MAY 2, 2018.

➔

Proxy card must be signed and dated below.
🡇 Please fold and detach card at perforation before mailing. 🡇

CITY HOLDING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 2, 2018.

The undersigned shareholder of City Holding Company hereby appoints Victoria A. Faw and David L. Bumgarner and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on March 16, 2018 at the Annual Meeting of Shareholders to be held on May 2, 2018 or any adjournment or adjournments thereof. The undersigned shareholder authorizes the proxies to cumulate their votes at their discretion.

Dated: ______________________________

____
Signature

____
Signature, if held jointly

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by authorized person.

A-1

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.
↓ Please fold and detach card at perforation before mailing. ↓

CITY HOLDING COMPANY **PROXY**

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

CLASS I NOMINEES:	**FOR**	**AGAINST**	**ABSTAIN**
1. John R. Elliot	❑	❑	❑
2. J. Thomas Jones	❑	❑	❑
3. James L. Rossi	❑	❑	❑
4. Diane W. Strong-Treister	❑	❑	❑

❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

3. Proposal for advisory approval of the Company's executive compensation.

❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Please mark, sign, date and return the proxy promptly using the enclosed envelope.

A-2